Exhibit 10.1

CREDIT AGREEMENT

Among

WYNN RESORTS, LIMITED

as Borrower,

The Several Lenders from

Time to Time Party Hereto,

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Administrative Agent

Dated as of June 21, 2007

DEUTSCHE BANK SECURITIES INC.,

as Joint Lead Arranger and Joint Book Running Manager

BANC OF AMERICA SECURITIES LLC,

as Joint Lead Arranger and Joint Book Running Manager

BANK OF AMERICA, N.A.,

as Syndication Agent

i

SCHEDULES

2.01	Commitments
5.04	Consents
5.09(b)	Environmental Compliance
5.09(d)	Environmental Investigations
5.11(a)	ERISA Compliance
5.12	Subsidiaries and Other Equity Investments
7.03(b)	Existing Indebtedness
7.08	Transactions with Affiliates
7.09	Existing Restrictions
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

A	Borrowing Notice
B	Swing Line Loan Notice
C-1	Term Note
C-2	Swing Line Note
D	Net Liquidity Confirmation Certificate
E	Assignment and Assumption
F	Joinder Agreement

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of June 21, 2007, among WYNN RESORTS, LIMITED, a Nevada corporation (the “Borrower”), DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent (in such capacity, together with any successor thereto, the “Administrative Agent”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and each of the other banks, financial institutions and other entities from time to time party hereto.

PRELIMINARY STATEMENTS

WHEREAS, the Borrower has instituted a stock repurchase program pursuant to which the Borrower may acquire in the open market from stockholders of the Borrower publicly traded common Equity Interests (as defined below) issued by the Borrower.

WHEREAS, the Borrower has requested that the Lenders extend credit to the Borrower in an aggregate amount of $1,000,000,000, the proceeds of which will be used by the Borrower to so acquire such Equity Interests.

WHEREAS, the applicable Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.

“Administrative Agent” has the meaning specified in the preamble hereto.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on Schedule 10.02 or such other address as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agent-Related Persons” means the Agents and the Lead Arrangers, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Syndication Agent, the Book Running Managers and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Applicable Rate” means a percentage per annum equal to, (a) initially, but only if the Borrower’s Net Liquidity is equal to or greater than $400,000,000, 2.00% for Eurodollar Loans and 1.00% for Base Rate Loans and (b) if the Borrower’s Net Liquidity as of the Closing Date or at the end of any fiscal quarter as set forth in the Net Liquidity Confirmation Certificate delivered in respect of such fiscal quarter is less than $400,000,000, then from and after such time and (subject to Section 2.07) through the Maturity Date, 2.25% for Eurodollar Loans and 1.25% for Base Rate Loans; provided that if the Borrower fails to submit a Net Liquidity Confirmation Certificate within five (5) Business Days after the date required herein, the margin set forth in clause (b) above shall apply until such time as a Net Liquidity Confirmation Certificate is delivered.

“Approved Bank” has the meaning specified in clause (c) of the definition of “Cash Equivalents”.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Aruze Corp.” means Aruze Corp., a Japanese public corporation.

“Aruze USA” means Aruze USA, Inc., a Nevada corporation.

“Assignees” has the meaning specified in Section 10.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited consolidated balance sheets of Borrower and its Subsidiaries as of each of December 31, 2006, 2005 and 2004, and the related audited Consolidated statements of income, stockholders’ equity and cash flows for Borrower and its Subsidiaries for the fiscal years ended December 31, 2006, 2005 and 2004, respectively.

“Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus 1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective as of the opening of business on the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Owner” has the meaning given in Rule 13d—3 and Rule 13d—5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The term “Beneficially Owned” has a corresponding meaning.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation; (b) with respect to a partnership, the board of directors of the general partner of the partnership; (c) with respect to a limited liability company, the manager(s) or sole or managing member of such limited liability company; and (d) with respect to any other Person, the Person, the board or committee of such Person serving a similar function.

“Book Running Managers” means DBSI and Banc of America Securities LLC, each in its capacity as joint book running manager with respect to the Facilities, together with any successor thereto.

“Borrower” has the meaning specified in the preamble hereto.

“Borrower’s Net Liquidity” means the aggregate amount of cash and Cash Equivalents held by the Borrower and Wynn Resorts Macau.

“Borrowing” means a Swing Line Borrowing, a New Loan Borrowing or a Term Borrowing, as the context may require.

“Borrowing Notice” means a notice of (a) a Term Borrowing or New Loan Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to close in New York City; provided, however, that when used in connection with a Eurodollar Loan (including with respect to all notices and determinations in connection therewith and any payments of principal, interest or other amounts thereon), the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Cash Collateral Account” means an account at DBTCA (or another commercial bank selected in compliance with Section 9.09) in the name of the Administrative Agent, or in which the Administrative Agent has a perfected first priority lien, and in either case under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any Restricted Subsidiary:

(a) Dollars;

(b) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of the United States having average maturities of not more than 12 months from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(c) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) (A) is organized under the Laws of the United States, any state thereof or the District of Columbia or is the principal banking Subsidiary of a bank holding company organized under the Laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, and (B) has combined capital and surplus of at least $250,000,000 (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(d) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(e) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer, in each case, having capital and surplus in excess of $250,000,000 for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;

(f) securities with average maturities of 12 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(g) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(h) instruments equivalent to those referred to in clauses (a) through (g) above denominated in Euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction; and

(i) Investments, classified in accordance with GAAP as current assets of the Borrower or any Restricted Subsidiary, in money market investment programs which are registered under the Investment Company Act of 1940 or which are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (h) of this definition;

(j) HKD (the lawful currency of the Hong Kong Special Administrative Region);

(k) Patacas (the lawful currency of the Macau Special Administrative Region);

(l) Readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of the Hong Kong SAR having average maturities of not more than 12 months from the date of acquisition thereof; provided that the full faith and credit of the Hong Kong SAR is pledged in support thereof.

“Cash Management Obligations” means obligations owed by the Borrower or any Restricted Subsidiary in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds.

“Casino Licenses” means, collectively, all licenses that are required to be granted by any applicable federal, state, local, tribal or other regulatory body, gaming board or other agency that has jurisdiction over (i) any casino now or hereafter located in the State of Nevada, and (ii) any other casinos otherwise owned or operated by the Borrower or any Subsidiary.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as subsequently amended.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change of Control” means the occurrence of any of the following: (a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower, any Restricted Subsidiary or any Material Unrestricted Subsidiary, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than to Mr. Wynn or a Related Party of Mr. Wynn, (b) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that (i) any “person” (as defined in clause (a) above), other than Mr. Wynn and any of his Related Parties becomes the Beneficial Owner, directly or indirectly, of more than 50% of the outstanding Voting Stock of the Borrower, measured by voting power rather than number of equity interests, (ii) any “person” (as defined in clause (a) above)(other than Kazuo Okada, Aruze USA and Aruze Corp., so long as (A) the Stockholders Agreement remains in full force and effect, (B) a majority of the Board of Directors of the Borrower is constituted of Persons named on any slate of directors chosen by Mr. Wynn and Aruze USA pursuant to the Stockholders Agreement, as in effect on the Closing Date and (C) Kazuo Okada and his Related Parties either (1) “control” (as that term is used in Rule 405 under the Securities Act) Aruze Corp. and Aruze USA or (2) otherwise remain the direct or indirect Beneficial Owners of the Voting Stock of the Borrower held by Aruze Corp.) becomes the Beneficial Owner, directly or indirectly, of a greater percentage of the outstanding

Voting Stock of the Borrower, measured by voting power rather than number of equity interests, than is at that time Beneficially Owned by Mr. Wynn and his Related Parties as a group, (iii) prior to December 31, 2007, Mr. Wynn and his Related Parties as a group own less than 80% of the outstanding Voting Stock of the Borrower owned by such group as of the Closing Date, or (iv) prior to December 31, 2007 Mr. Wynn and his Related Parties as a group own less than 10% of the outstanding Voting Stock of the Borrower, measured by voting power rather than number of equity interests, (c) the first day prior to December 31, 2007 on which Mr. Wynn does not act as either the Chairman of the Board of Directors of the Borrower or the Chief Executive Officer of the Borrower, other than (A) as a result of death or disability or (B) if the Board of Directors of the Borrower, exercising their fiduciary duties in good faith, removes or fails to re-appoint Mr. Wynn as Chairman of the Board of Directors of the Borrower or Chief Executive Officer of the Borrower, (d) the first day on which a majority of the members of the Board of Directors of the Borrower are not Continuing Directors, (e) the first day on which the Borrower ceases to own, directly or indirectly, 100% of the outstanding Equity Interests of any Restricted Subsidiary or Material Unrestricted Subsidiary or (f) the Borrower consolidates with, or merges with or into, any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Borrower, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Borrower is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Wynn Resorts outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Equity Interests) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

“Charges” has the meaning specified in Section 10.10.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders are New Loan Lenders or Term Lenders and (b) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are New Loans or Term Loans.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01.

“Code” means the U.S. Internal Revenue Code of 1986 and rules and regulations related thereto.

“Commitment” means, as to any Lender, the sum of the Term Loan Commitments and New Loan Commitments of such Lender.

“Compensation Period” has the meaning specified in Section 2.11(c)(ii).

“Continuing Directors” means, as of any date of determination, with respect to any Person, any member of the Board of Directors of such Person who (a) was a member of such board of directors on the Closing Date or (b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Convertible Notes” means those certain 6% Convertible Subordinated Debentures due 2015 issued by the Borrower on or about July 7, 2003.

“DBSI” means Deutsche Bank Securities Inc.

“DBTCA” means Deutsche Bank Trust Company Americas.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, with respect to any Loan, an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans or participations in Swing Line Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, unless the subject of a good faith dispute or subsequently cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute or subsequently cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “Dispose” means the sale, transfer, lease or other disposition (including any sale and leaseback transaction and any sale of Equity Interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date of any Loans hereunder. Notwithstanding the preceding sentence, any Equity Interests will not constitute Disqualified Equity Interests solely because it is required to be redeemed under applicable Gaming Laws.

“Disqualified Institutions” means any banks, financial institutions or other Persons separately identified by the Borrower to the Lead Arrangers in writing prior to the Closing Date.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Assignee” means any Assignee permitted by and consented to in accordance with Section 10.07(b).

“Environmental Laws” means any and all Federal, state, and local statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the environment, natural resources, or, to the extent relating to exposure to Hazardous Materials, human health or to the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) any Environmental Law or violation thereof, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through debt securities convertible into equity securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with the Borrower within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Distributions” means any (i) amounts permitted to be paid to the Borrower pursuant to Section 7.22 of the Wynn Las Vegas Credit Agreement in respect of management fees or other amounts applied to pay or reimburse management fees, (ii) amounts permitted to be paid to the Borrower pursuant to Section 7.10(c) of the Wynn Las Vegas Credit Agreement or other amounts applied to reimburse the Borrower for, or fund the payment of, overhead expenses incurred by the Borrower or its Affiliates, (iii) royalties and amounts in respect of overhead expenses similar to those described in clause (ii), including those permitted to be paid by Wynn Resorts Macau to the Borrower pursuant to Section 6.1 of Part B of Schedule 5 of the Common Terms Agreement described in the definition of Wynn Macau Credit Agreement, (iv) dividends, distributions and other amounts paid by Subsidiaries of the Borrower to the Borrower and used to pay interest and other amounts in respect of the Loans, Permitted Subordinated Indebtedness or the Convertible Notes, (v) dividends, distributions and other amounts paid by Wynn Resorts Macau consisting of cash or Cash Equivalents in an aggregate amount not to exceed $545,000,000, and (vi) amounts received by the Borrower or its Subsidiaries from the future sale of any Permit or the ability to use any Permit or a portion of the rights granted under any Permit so long as such sale will not prevent, to any material extent, the Borrower or any Subsidiary thereof from conducting its business in the same manner as prior to such sale or will have any other adverse effect on the Borrower or any Subsidiary thereof or their operations.

“Facility” means the Term Loan Facility, each New Loan Facility or the Swing Line Sublimit, as the context may require.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates (rounded upwards, if necessary, to the next 1/100 of 1%) on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to JPMorgan Chase Bank on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the Fee Letter dated as of June 21, 2007, among the Borrower, DBSI and Banc of America Securities LLC, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Foreign Lender” has the meaning specified in Section 10.15(a).

“Foreign Plan” shall mean any employee benefit plan, program, fund, policy, arrangement or agreement maintained or contributed to by the Borrower or any of its Subsidiaries with respect to employees employed outside the United States.

“Former Lender” has the meaning specified in Section 10.23(a).

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Gaming Authorities” shall mean, in any jurisdiction in which the Borrower or any of its Subsidiaries manages or conducts any racing, riverboat and/or casino gaming operations or activities or sells or distributes liquor, the applicable gaming board, commission or other governmental authority responsible for interpreting, administering and enforcing the Gaming Laws, including without limitation, the Nevada Gaming Authorities and the Gaming Inspection and Coordination Bureau of Macau, Special Administrative Region of the Peoples Republic of China.

“Gaming Laws” shall mean all laws, rules, regulations, orders and other enactments applicable to racing, riverboat and/or casino gaming operations or activities or the sale or distribution of liquor in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by any Gaming Authorities, including Law 16/2001 of Macau, Special Administrative Region of the Peoples Republic of China, the Nevada Gaming Control Act, as codified in Chapter 463 of the Nevada Revised Statutes, the regulations of the Nevada Gaming Commission promulgated thereunder, and other laws or regulations promulgated by the Nevada Gaming Authorities and applying to gaming operations in the State of Nevada.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(h).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Increased Amount Date” has the meaning specified in Section 2.13.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and (B) in the case of the Borrower, exclude all intercompany Indebtedness made in the ordinary course of business consistent with past practice and which is subordinated to the Obligations in a manner reasonably acceptable to the Administrative Agent (provided that such intercompany

Indebtedness in an amount up to $10,000,000 shall not be required to be so subordinated). The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnitees” has the meaning set forth in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Intellectual Property” means all (a) United States, and foreign copyrights, including but not limited to copyrights in technology, software and all rights in and to databases, whether registered or unregistered, (b) all United States and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, whether registered or unregistered, and (c) all United States, and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, whether registered or unregistered and, with respect to any and all of the foregoing: (i) all registrations and applications therefor, (ii) all extensions and renewals thereof and (iii) all rights corresponding thereto throughout the world.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided that if any Interest Period for a Eurodollar Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date and (c) as to any Swing Line Loan, the day that such Loan is repaid and the Maturity Date.

“Interest Period” means, as to each Eurodollar Loan, the period commencing on the date such Eurodollar Loan is disbursed or converted to or continued as a Eurodollar Loan and (i) with respect to Borrowings prior to the date that is the earlier to occur of the thirtieth day after the Closing Date and the date upon which the Lead Arrangers determine in their sole discretion that Successful Syndication of the Facilities has been achieved, ending on the date that is one month from the date of such Borrowing and (ii) thereafter ending one, three or six months (or, if available from all Lenders, 9 months or 12 months) after the date of such Borrowing as selected by the Borrower in its Borrowing Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; and

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning set forth in Section 5.15.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” an agreement substantially in the form of Exhibit F hereto or such other form as shall be approved by the Administrative Agent

“Junior Financing” has the meaning specified in Section 7.10.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lead Arrangers” means DBSI and Banc of America Securities LLC, each in its capacity as a joint lead arranger with respect to the Facilities, together with any successor thereto.

“Lender” means each Person from time to time part hereto as a lender, including any Person that becomes party hereto pursuant to an Assignment and Assumption and, as the context requires, includes each Swing Line Lender, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three or six months (or, if available from all Lenders, 9 months or 12 months) (as selected by the Borrower) appearing on Reuters Screen LIBOR1 Page; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” means any mortgage, pledge, hypothecation, assignment for security purposes, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest, any conditional sale or other title retention agreement and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article 2 in the form of a Term Loan, New Loan or a Swing Line Loan.

“Loan Documents” means, collectively, this Agreement, the Notes, the Fee Letter, each Net Liquidity Confirmation Certificate, each Joinder Agreement, and any other instruments, documents or agreements of any type or nature hereafter executed and delivered by the Borrower or the Subsidiaries to the Administrative Agent or to any Lender in any way relating to or in furtherance of this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

“Material Adverse Effect” means any change, occurrence, event, circumstance or development that has had or could reasonably be expected to have a material adverse effect on (a) the business, assets, liabilities, property, condition (financial or otherwise), results of operations, prospects, value or management of the Borrower and its Subsidiaries, taken as a whole or (b) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent, the Lenders, the Supplemental Administrative Agent or any co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.02.

“Material Debt Agreement” means any loan agreement, credit agreement, indenture, or other contract or agreement evidencing or documenting any Indebtedness of Borrower or any Subsidiary thereof in an amount exceeding the Threshold Amount.

“Material Unrestricted Subsidiary” means Wynn Las Vegas, Wynn Design & Development, LLC, Wynn Resorts Macau, any other Subsidiary of the Borrower (other than any Restricted Subsidiary) in which the Borrower or its Subsidiaries have made an Investment equal to or exceeding $300,000,000 and any other entity (other than a Restricted Subsidiary) designated by the Borrower as a Material Unrestricted Subsidiary.

“Maturity Date” means June 21, 2010.

“Maximum Rate” has the meaning specified in Section 10.10.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mr. Wynn” means Stephen A. Wynn, an individual, and his heirs.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Nevada Gaming Authorities”: collectively, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Clark County Liquor and Gaming Licensing Board and any other federal, state or local agency having jurisdiction over gaming operations in the State of Nevada.

“Net Cash Proceeds” means:

(a) with respect to the Disposition of any asset by the Borrower or any Restricted Subsidiary, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition and that is required to be repaid (and is timely repaid) in connection with such Disposition (other than Indebtedness under the Loan Documents), (B) the out-of-pocket expenses (including attorneys’ fees, investment banking fees, accounting fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Borrower or such Restricted Subsidiary in connection with such Disposition, (C) taxes paid or reasonably estimated to be actually payable in connection therewith, and (D) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and it being understood that “Net Cash Proceeds” shall include any cash or Cash Equivalents (i) received upon the Disposition of any non-cash consideration received by the Borrower or any Restricted Subsidiary in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (D) above or, if such liabilities have not been satisfied in cash and such reserve is not reversed within three hundred and sixty-five (365) days after such Disposition, the amount of such reserve; provided that no net cash proceeds calculated in accordance with the foregoing shall constitute Net Cash Proceeds under this clause (a) in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $25,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)); and

(b) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any Restricted Subsidiary, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance over (ii) the investment banking fees, accounting fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance.

“Net Liquidity Confirmation Certificate” means a certificate substantially in the form of Exhibit D.

“New Loan” means a Loan made pursuant to Section 2.13.

“New Loan Borrowing” means a borrowing consisting of simultaneous New Loans of the same Type and currency and, in the case of Eurodollar Loans, have the same Interest Period, made by each of the New Loan Lenders pursuant to Section 2.13.

“New Loan Commitment Termination Date” means, with respect to any Series of New Loans, the earlier to occur of (a) the date agreed by the Borrower and the New Lenders in respect of such Series as the commitment termination date of such Series, but in no event later than June 30, 2008, or (b) the date upon which the Loans become due and payable pursuant to Section 8.

“New Loan Commitments” means as to each New Loan Lender, its obligation to (a) make New Loans to the Borrower pursuant to Section 2.13 and (b) purchase participations in Swing Line Loans, in an aggregate principal amount not to exceed the amount set forth in the Joinder Agreement pursuant to which such Lender becomes a party hereto, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate New Loan Commitments of all New Loan Lenders shall not exceed $250,000,000 prior to the Term Loan Commitment Termination Date or, with respect to New Loan Commitments made after the Term Loan Commitment Termination Date, $500,000,000; provided, however, that in no event shall the aggregate amount of the Loans and Commitments at any time outstanding hereunder exceed $1,250,000,000.

“New Loan Facility” means, at any time, the aggregate amount of New Loan Lenders’ New Loan Commitments at such time.

“New Loan Lender” has the meaning specified in Section 2.13.

“New Loan Note” means a promissory note of the Borrower payable to any New Loan Lender or its registered assigns, in substantially the form of the Term Notes, with such changes as may be necessary or appropriate to reflect the terms and provisions of the New Loans, evidencing the aggregate Indebtedness of the Borrower to such New Loan Lender resulting from the New Loans made by such New Loan Lender.

“Non-Consenting Lenders” has the meaning specified in Section 3.07(c).

“Note” means the collective reference to the Term Notes, New Loan Notes and Swing Line Notes.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower or any Subsidiary or Affiliate thereof party to any Loan Document arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower, any Subsidiary or Affiliate of the Borrower that is party to any Loan Document or any Subsidiary of any of the foregoing Persons of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Borrower under the Loan Documents (and of its Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Borrower, any Subsidiary or Affiliate of the Borrower that is party to any Loan Document or any Subsidiary of any of the foregoing Persons under any Loan Document and (b) the obligation of Borrower, any Subsidiary or Affiliate of the Borrower that is party to any Loan Document or any Subsidiary of any of the foregoing Persons to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Person.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means with respect to the Term Loans, New Loans and Swing Line Loans on any date, the aggregate amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, New Loans and Swing Line Loans, as the case may be, occurring on such date.

“Participant” has the meaning specified in Section 10.07(e).

“Patriot Act” has the meaning specified in Section 10.21.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Permits” means any and all franchises, licenses, leases, permits, concessions, subconcessions, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, easements, rights of way, Liens and other rights, privileges and approvals required under any applicable Law.

“Permitted Lien” means each Lien permitted under Section 7.01.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) at the time thereof, no Event of Default shall have occurred and be continuing, and (d) if such Indebtedness being modified, refinanced, refunded, renewed or extended is Indebtedness permitted pursuant to Section 7.03(b), 7.03(k) or 7.10(a), (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (ii) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Borrower or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (iii) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed or extended.

“Permitted Subordinated Indebtedness” shall mean Indebtedness of the Borrower that (a) does not mature, and is not subject to mandatory repurchase, redemption or amortization (other than pursuant to customary asset sale or change in control provisions requiring redemption or repurchase only if and to the extent then permitted by this Agreement), in each case, prior to the date that is six months after the Maturity Date, (b) is not secured by any assets of any Borrower or any Subsidiary, (c) is not exchangeable or convertible into any other Indebtedness of any Borrower or any Subsidiary or any preferred stock or other Equity Interest of any Subsidiary, (d) is subordinated to the obligations under the Loan Documents pursuant to a written instrument delivered containing terms reasonably acceptable to the Administrative Agent, (e) does not contain any financial maintenance covenants, (f) contains such other covenants and events of default, which, when taken as a whole, are no less favorable, to the Borrower in any material respect than the covenants and events of default herein, (g) so long as immediately after giving effect to any such Indebtedness, no Event of Default has occurred and is continuing and (h) is not guaranteed by any Subsidiary unless such Subsidiary had Guaranteed the Obligations pursuant to a guarantee in form and substance reasonably satisfactory to the Administrative Agent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by DBTCA as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective as of the opening of business on the date such change is publicly announced as being effective. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.

“Pro Rata Share” means, (a) with respect to funding any Loans under a Facility, the payment of commitment fees with respect to a Facility, or the reduction of the Commitments under a Facility, or the buying of participations in any Swing Line Loans by the Lenders under a Facility, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility at such time and the denominator of which is the amount of the aggregate Commitments under the applicable Facility at such time, and (b) for all other purposes, including with respect to the voluntary or mandatory repayment or prepayment of any Loans, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Outstanding Amount of all Loans held by such Lender at such time and the denominator of which is the Total Outstandings at such time.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Real Property” means all real property owned or leased from time to time by any of the Borrower or any Subsidiary.

“Register” has the meaning set forth in Section 10.07(d).

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Party” means either (a) any 80% (or more) owned Subsidiary, heir, estate, lineal descendent or immediate family member of Mr. Wynn; or (b) any trust, corporation, partnership or other entity, the beneficiaries, equity holders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of Mr. Wynn and/or such other Persons referred to in the immediately preceding clause (a).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Commitments; provided that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of the Borrower or any Subsidiary or Affiliate of the Borrower that is a party to any Loan Document and, as to any document delivered on the Closing Date, any secretary or assistant secretary of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower or any Subsidiary or Affiliate of the Borrower that is a party to any Loan Document shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person party to such Loan Document and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Persons thereof) or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Restricted Subsidiary.

“Restricted Subsidiary” means each of Wynn Resorts Holdings, LLC, Wynn Group Asia, Inc., Wynn Resorts International, Ltd., Wynn Resorts (Macau) Holdings, Ltd., Wynn Resorts (Macau), Ltd. and any other entity designated by the Borrower as a Restricted Subsidiary so long as such entity is directly owned by the Borrower or another Restricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Act” means the Securities Act of 1933.

“Series” has the meaning specified in Section 2.13.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.07(h).

“Statutory Reserves” means a fraction (expressed as a decimal), the numerator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) applicable on the interest rate determination date (expressed as a decimal) established by the Board and applicable to any member bank of the Federal Reserve System in respect of Eurocurrency Liabilities (as defined in Regulation D of the Board).

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of April 11, 2002, by and among Mr. Wynn, Baron Asset Fund and Aruze USA, as in effect on the Closing Date and as amended from time to time.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Substitute Lender” has the meaning specified in Section 10.23(a).

“Successful Syndication” has the meaning specified in the Fee Letter.

“Supplemental Administrative Agent” has the meaning specified in Section 9.12(a) and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Surplus Land” means any land if (i) the structures on such land (if any) do not represent more than 25% of its value, or (ii) the present use of such land does not generate net income representing more than 5% of the net income of the Material Unrestricted Subsidiary owning such land.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.03.

“Swing Line Lender” means DBTCA, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.03(a).

“Swing Line Note” means a promissory note of the Borrower payable to any Swing Line Lender or its registered assigns, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate Indebtedness of the Borrower to such Swing Line Lender resulting from the Swing Line Loans made by such Swing Line Lender.

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.03(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means, at any given time, an amount equal to the lesser of (a) $150,000,000 and (b) the unused Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Term Loan Commitments and the New Loan Commitments.

“Syndication Agent” means Bank of America, N.A., in its capacity as syndication agent with respect to the Facilities, together with any successor thereto.

“Taxes” has the meaning specified in Section 3.01(a).

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and currency and, in the case of Eurodollar Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01.

“Term Lender” means, at any time, any Lender that has a Term Loan at such time.

“Term Loan” means a Loan made pursuant to Section 2.01.

“Term Loan Commitment Period” means the period from and including the Closing Date to the Term Loan Commitment Termination Date.

“Term Loan Commitment Termination Date” means the earlier to occur of (a) December 31, 2007 or (b) the date upon which the Loans become due and payable pursuant to Section 8.

“Term Loan Commitments” means as to each Term Lender, its obligation to (a) make Term Loans to the Borrower pursuant to Section 2.01 and (b) purchase participations in Swing Line Loans, in an aggregate principal amount not to exceed the amount set forth, and opposite such Lender’s name on Schedule 2.01 under the caption “Term Loan Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Term Loan Commitments of all Term Lenders shall be $1,000,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Term Loan Facility” means at any time, the aggregate amount of the Term Lenders’ Term Loan Commitments at such time.

“Term Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from the Term Loans made by such Term Lender.

“Threshold Amount” means $100,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Loan.

“Unaudited Financial Statements” means, the unaudited consolidated balance sheet and related statement of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for the fiscal quarter ended March 31, 2007, each of which shall have been prepared in accordance with GAAP.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means each Subsidiary other than any Restricted Subsidiary.

“U.S. Lender” has the meaning set forth in Section 10.15(b).

“Voting Stock” means with respect to any Person as of any date, the Equity Interests of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Wynn Las Vegas” means Wynn Las Vegas, LLC, a Nevada limited liability company.

“Wynn Las Vegas Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of August 15, 2006, by and among Wynn Las Vegas, LLC, DBTCA, as administrative agent, and each of the lenders, banks and other financial institutions from time to time party thereto, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Wynn Macau Credit Agreement” means, collectively, (i) that certain Common Terms Agreement Amendment Agreement, dated as of September 14, 2005, among Wynn Resorts Macau and certain financial institutions from time to time party thereto as lenders and agents, (ii) that certain Hotel Facility Agreement Amendment Agreement, dated as of September 14, 2005, among Wynn Resorts Macau, Societe Generale Asia Limited and certain other financial institutions party from time to time thereto, (iii) that certain Project Facility Agreement Amendment Agreement, dated as of September 14, 2005, among Wynn Resorts Macau, Societe Generale Asia Limited and certain other financial institutions party from time to time thereto and (iv) that certain Revolving Credit Facility Agreement Amendment Agreement, dated as of September 14, 2005, among Wynn Resorts Macau, Societe Generale Asia Limited and certain other financial institutions party from time to time thereto, in each case as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Wynn Resorts Macau” means Wynn Resorts (Macau) S.A., a Macau corporation.

SECTION 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The terms “include,” “includes” and “including” are each by way of example and not limitation and shall be deemed to be followed by the phrase “without limitation.”

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e) The words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all rights and interests in tangible and intangible assets and properties of any kind whatsoever, whether real, personal or mixed, including cash, securities, Equity Interests, accounts and contract rights.

SECTION 1.03. Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

SECTION 1.04. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05. References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to the time of day in New York, New York (daylight savings or standard, as applicable).

SECTION 1.07. Timing of Payment of Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

ARTICLE II

The Commitments and Credit Extensions

SECTION 2.01. Subject to the terms set forth herein, each Term Lender severally agrees to make term loans (“Term Loans”) to the Borrower on any Business Day during the Term Loan Commitment Period in an aggregate principal amount not to exceed the amount of the Term Loan Commitment of such Lender; provided that no Term Loans shall be made if after the making of such Loan the Total Outstandings, excluding the Outstanding Amount of any New Loans, would exceed $1,000,000,000 or, if less, the aggregate amount of the Term Loan Commitments. Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.02. Term Loans borrowed and subsequently repaid or prepaid may not be reborrowed.

SECTION 2.02. Borrowings, Conversions and Continuations of Loans. (a) Each Term Borrowing, each New Loan Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Loans shall be made upon the Borrower’s delivery of an irrevocable Borrowing Notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:30 p.m. (i) three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurodollar Loans or any conversion of Base Rate Loans to Eurodollar Loans, and (ii) one (1) Business Day before the requested date of any Term Borrowing or New Loan Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of Term Loans shall be in a minimum amount of $20,000,000 or a whole multiple of $1,000,000 in excess thereof and each Borrowing of any Series of New Loans shall be in an amount agreed upon with the New Loan Lender in respect of such New Loans. Each conversion to or continuation of Eurodollar Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Borrowing Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Borrowing, a New Loan Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Borrowing Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Loans in any such Borrowing Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) Following receipt of a Borrowing Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each applicable Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of each Term Borrowing or New Loan Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Borrowing Notice. Upon satisfaction of the applicable conditions set forth in

Section 4.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds (including to any Cash Collateral Account at the request of the Borrower or otherwise in accordance with the terms hereof), in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, that if on the date of a Term Borrowing or New Loan Borrowing there are Swing Line Loans outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such Swing Line Loans, and second, to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Eurodollar Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Loans upon determination of such interest rate. The determination of the Adjusted LIBO Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. Swing Line Loans. (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day (other than the Closing Date) from the Closing Date and until the Business Day preceding the Term Loan Commitment Termination Date or, if applicable, any New Loan Commitment Termination Date, in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, provided that, the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan and provided further that (i) no Swing Line Loans shall be made if after the making of such Loan the Total Outstandings hereunder would exceed (A) $1,000,000,000 less (B) the amount of Term Loan Commitments that have terminated or expired, plus (C) the aggregate amount of any New Loans and New Loan Commitments and (ii) no Swing Line Loan shall be made in an amount exceeding the outstanding and unfunded Commitments hereunder at such time. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.03, prepay under Section 2.04 and re-borrow under this Section 2.03. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan by the Swing Line Lender, each other Lender under a Facility required to buy participations in such Swing Line Loan pursuant to Section 2.03(d)(v) shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s delivery of an irrevocable Swing Line Loan Notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 12:30 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing and if by telephone with written notice to follow promptly thereafter) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the provisos to the first sentence of Section 2.03(a) or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in the applicable Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c) Following receipt of a Swing Line Loan Notice, the Administrative Agent shall promptly notify each Lender thereof and of the amount of its Pro Rata Share of any Swing Line Loans to be made pursuant to such Swing Line Loan Notice and repaid by Loans pursuant to clause (d) below.

(d) Repayment of Swing Line Loans.

(i) On the first Business Day immediately following the day on which any Swing Line Loan is made, the entire principal amount of outstanding Swing Line Loans shall be repaid by Base Rate Loans (other than Swing Line Loans). In furtherance thereof, upon delivery of any Swing Line Loan Notice, the Borrower shall also submit (and, if it fails to so submit, shall be deemed to have submitted) a Borrowing Notice for the Borrowing of Base Rate Loans (other than Swing Line Loans) on the next Business Day in an amount equal to the amount to be borrowed pursuant to such Swing Line Loan Notice. Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in the applicable Borrowing Notice delivered (or deemed delivered) to the Administrative Agent available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on such day, whereupon each Lender that so makes funds available shall be deemed to have made a Base Rate Loan under its Commitments to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing in accordance with Section 2.03(d)(i), the Swing Line Lender shall be deemed to have requested that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.03(d)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(d) by the time specified in Section 2.03(d)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Base Rate Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.03(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Lender’s obligation to make Loans pursuant to this Section 2.03(d) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein

(v) For the avoidance of doubt, all Borrowings of Loans to refinance Swing Line Loans, and all fundings of risk participations in Swing Line Loans, shall be made first from Term Loans and at such time as the Term Loan Commitments have been fully utilized, from New Loans.

(e) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(f) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Pro Rata Share of Base Rate Loans or Pro Rata Share of the risk participation pursuant to this Section 2.03 to refinance any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(g) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

SECTION 2.04. Prepayments.

(a) Optional.

(i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 12:30 p.m. (A) three (3) Business Days prior to any date of prepayment of Eurodollar Loans and (B) on the date of prepayment of Base Rate Loans; (2) any prepayment of Eurodollar Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Loan shall be accompanied by all accrued and unpaid interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the Loans pursuant to this Section 2.04(a) shall be paid to the Lenders in accordance with their respective Pro Rata Shares.

(ii) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.04(a) if such prepayment would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or shall otherwise be delayed.

(b) Mandatory.

(i) (A) If the Borrower or any Restricted Subsidiary Disposes of any property or assets (other than in a Disposition of Intellectual Property not prohibited hereunder), which in the aggregate results in the realization or receipt by the Borrower or such Restricted Subsidiary of Net Cash Proceeds, the Borrower shall cause the Loans to be prepaid, on or prior to the date which is ten (10) Business Days after the date of the realization or receipt of such Net Cash Proceeds in an amount equal to 100% of all Net Cash Proceeds received; provided that no such prepayment shall be required pursuant to this Section 2.04(b)(i)(A) with respect to such portion of such Net Cash Proceeds that the Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest in accordance with Section 2.04(b)(i)(B) (which notice may only be provided if no Event of Default has occurred and is then continuing);

(B) With respect to any Net Cash Proceeds realized or received with respect to any Disposition (other than any Disposition involving the sale of Equity Interests in any Subsidiary of the Borrower), the Borrower may reinvest all or any portion of such Net Cash Proceeds in assets useful for its business (including, without limitation, Investments in its Subsidiaries) within (x) twelve (12) months following receipt of such Net Cash Proceeds or (y) if the Borrower enters into a legally binding commitment to reinvest such Net Cash Proceeds within twelve (12) months following receipt thereof, within one hundred eighty (180) days of the date of such legally binding commitment; provided that (i) so long as an Event of Default shall have occurred and be continuing, the Borrower shall not be permitted to make any such reinvestments (other than pursuant to a legally binding commitment that the Borrower entered into at a time when no Event of Default was continuing) and (ii) if any Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election or if any Net Cash Proceeds are not reinvested by the expiration of the relevant time periods set forth above, an amount equal to any such Net Cash Proceeds shall be applied to the prepayment of the Loans as set forth in this Section 2.04 within five (5) Business Days after the Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested or the expiration of such time periods.

(ii) If the Borrower or any Restricted Subsidiary incurs or issues any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrower shall cause Loans to be prepaid in an amount equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds.

(iii) If for any reason the Total Outstandings at any time exceeds the Aggregate Commitments then in effect, the Borrower shall promptly prepay, or cause to be promptly prepaid, Loans in an aggregate amount equal to such excess.

(iv) If any Subsidiary (other than any Restricted Subsidiary) of the Borrower or the Restricted Subsidiaries makes any dividend or distribution (in each case, whether in cash or Cash Equivalents) with respect to any Equity Interests in such Subsidiary, or any other payment on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to Borrower or any Restricted Subsidiary, or makes an advance or loan to the Borrower or any Restricted Subsidiary, then the Borrower shall cause Loans to be prepaid in an amount equal to 50% of such dividends, distributions and loans on or prior to the date which is five (5) Business Days after the receipt thereof; provided that any proceeds from any Excluded Distributions shall not be required to be so repaid.

(v) Each prepayment of Loans pursuant to this Section 2.04(b) shall be paid to the Lenders in accordance with their respective Pro Rata Shares.

(vi) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Loans required to be made pursuant to this Section 2.04 at least three (3) Business Days prior to the date of such prepayment (except in the case of prepayments to be made pursuant clause (iii) above, which shall be made promptly after, or concurrently with, the delivery of such notice). Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender of the contents of the Borrower’s prepayment notice and of such Lender’s Pro Rata Share of the prepayment, which shall be pro rata across all Facilities.

(c) Funding Losses, Etc. All prepayments under this Section 2.04 shall be made together with, in the case of any such prepayment of a Eurodollar Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Loan pursuant to Section 3.05. Notwithstanding any of the other provisions of this Section 2.04, so long as no Event of Default shall have occurred and be continuing (unless agreed to by the Administrative Agent), if any prepayment of Eurodollar Loans is required to be made under Section 2.04(b), other than on the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower) to apply such amount to the prepayment of such Loans in accordance with Section 2.04(b). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower) to apply such amount to the prepayment of the outstanding Loans in accordance with Section 2.04(b).

(d) Notwithstanding anything herein to the contrary, in the event that, prior to the first anniversary of the Closing Date, (i) any amendment, amendment and restatement or other modification of this Agreement is entered into or (ii) any voluntary prepayment of all, but not less than all, of the Term Loans is made with the proceeds of Indebtedness (other than Indebtedness incurred through a debt or equity securities offering) (which voluntary prepayment shall be deemed to have been made even if a portion of the Term Loans are replaced, converted re-evidenced with, into or by such Indebtedness so long as all, but not less than all, of the Term Loans are so prepaid), in connection with which, in the case of either clause (i) or clause (ii), the Applicable Rate with the respect to the Term Loans is decreased (or the interest rate applicable to such Indebtedness is lower than the interest rate applicable to the Term Loans), the Borrower shall pay to each holder of a Term Loan, concurrently with such amendment, amendment and restatement or other modification of this Agreement or such voluntary prepayment, a prepayment fee equal to 1% of the aggregate principal amount of Term Loans then outstanding. Notwithstanding the foregoing, no such fee shall be payable if the incurrence of such Indebtedness and prepayment of the Loans are part of another material transaction or series of related material transactions the primary purpose of which is not the refinancing of the Term Loans. For the avoidance of doubt, no such fee shall be payable in connection with (i) any prepayment from the proceeds of the issuance of a debt or equity securities offering or (ii) any prepayment from the proceeds of debt with an interest rate that is equal to or higher than that applicable to the Term Loans.

SECTION 2.05. Termination or Reduction of Commitments. (a) Optional. The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments, or from time to time permanently reduce the unused Term Loan Commitments or New Loan Commitments (but the amount of any such Commitment reduction shall not (except as set forth in clause (iii) below) be applied to the Swing Line Sublimit unless otherwise specified by the Borrower); provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof and (iii) if after giving effect to any reduction of the Commitments, the Swing Line Sublimit exceeds the sum of the unused Commitments under the Term Loan Facility and New Loan Facility, such Swing Line Sublimit shall be automatically reduced by the amount of such excess. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of the Facilities, which refinancing shall not be consummated or otherwise shall be delayed.

(b) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Swing Line Sublimit or the unused Term Loan Commitments or New Loan Commitments under this Section 2.05. Upon any reduction of unused Term Loan Commitments, the Commitment of each Term Lender shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of Commitments of any Lender as provided in Section 3.07). Upon any reduction of any unused New Loan Commitments, the Commitment each New Loan Lender shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of Commitments of any Lender as provided in Section 3.07). All commitment fees accrued until the effective date of any termination of any Commitments shall be paid on the effective date of such termination.

SECTION 2.06. Repayment of Loans. (a) Generally. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Maturity Date the aggregate principal amount of all of its Loans outstanding on such date.

(b) Swing Line Loans. The Borrower shall repay each Swing Line Loan on the date that is one (1) Business Day after such Loan is made.

SECTION 2.07. Interest. (a) Subject to the provisions of Section 2.07(b), (i) each Eurodollar Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted LIBO Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) The Borrower shall pay interest on past due amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.08. Fees.

(a) Commitment Fee – Term Loans. The Borrower shall pay to the Administrative Agent for the account of each Term Lender in accordance with its Pro Rata Share, a commitment fee equal to 0.500% per annum times the actual daily amount by which the aggregate Term Loan Commitment exceeds the Outstanding Amount of Term Loans; provided that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; provided, further, that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fee shall accrue at all times from the date hereof until the Term Loan Commitment Termination Date, including at any time during which one or more of the conditions in Article 4 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each fiscal quarter of the Borrower, commencing with the first such date to occur after the Closing Date, and on the Term Loan Commitment Termination Date.

(b) Commitment Fee – New Loans. The Borrower shall pay to the Administrative Agent for the account of each New Loan Lender in accordance with its Pro Rata Share, a commitment fee equal to 0.500% per annum times the actual daily amount by which the aggregate New Loan Commitment exceeds the Outstanding Amount of New Loans; provided that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; provided, further, that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fee shall accrue at all times from the date hereof until the New Loan Commitment Termination Date, including at any time during which one or more of the conditions in Article 4 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each fiscal quarter of the Borrower, commencing with the first such date to occur after the Closing Date, and on the New Loan Commitment Termination Date.

(c) Other Fees. The Borrower shall pay to the Agents and the Lead Arrangers the fees set forth in the Fee Letter and such other fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent or Lead Arranger, as the case may be).

SECTION 2.09. Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of three hundred and sixty-five (365) days and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.10. Evidence of Indebtedness. (a) Each Borrowing shall be evidenced by one or more accounts or records maintained by each Lender making Loans thereunder and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Borrowing and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Term Note, New Loan Note or Swing Line Note, as the case may be, payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.10(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.10(a), and by each Lender in its account or accounts pursuant to Sections 2.10(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

SECTION 2.11. Payments Generally. (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. All payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurodollar Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.11(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans and to fund participations in Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Borrower or its Subsidiaries under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of the Outstanding Amount of all Loans outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

SECTION 2.12. Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.12 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.12 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.13. Incremental Facilities. (a) At any time and from time to time following Successful Syndication, but prior to June 30, 2008, the Borrower may by written notice to the Administrative Agent, request the establishment of one or more New Loan Commitments, in an amount not in excess of (i) with respect to New Loan Commitments established on or prior to the Term Loan Commitment Termination Date, $250,000,000 in the aggregate and (ii) with respect to New Loan Commitments established after the Term Loan Commitment Termination Date, $500,000,000 in the aggregate, and in each case not less than $20,000,000 individually (or such lesser amount which shall be approved by the Administrative Agent) or an integral multiple of $5,000,000 in excess thereof; provided that at no time shall the Aggregate Commitments and Loans outstanding hereunder exceed $1,250,000,000. For purposes of clarification, it is understood that the aggregate amount of New Loan Commitments may exceed $250,000,000 only to the extent that the Borrower did not borrow the full amount available under the Term Loan Commitments prior to the Term Loan Commitment Termination Date. Each such notice shall set forth (A) the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Loan Commitments shall be effective, which shall be a date not less than 15 Business Days after the date on which such notice is delivered to the Administrative Agent; and (B) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Loan Lender”) to whom the Borrower proposes any portion of such New Loan Commitments be allocated and the amounts of such allocations (provided that any Lender approached to provide all or a portion of the New Loan Commitments may elect or decline, in its sole discretion, to provide a New Loan Commitment). The establishment of the New Loan Commitments shall be subject to the following conditions: (1) no Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Loan Commitments; (2) both before and after giving effect to the making of any Series of New Loans, each of the conditions set forth in Section 4.02 shall be satisfied; (3) the New Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, the Administrative Agent and each applicable New Loan Lender, each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 10.15; and (4) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction. Any New Loans made on an Increased Amount Date shall be designated a separate series (a “Series”) of New Loans for all purposes of this Agreement. Such New Loan Commitments shall become effective as of such Increased Amount Date; provided, however, that the Borrower shall not be permitted to make any Borrowing with respect to New Loans until the earlier of (a) the date on which the Term Loans have been fully funded and (b) the Term Loan Commitment Termination Date, has occurred.

(b) On any Increased Amount Date on which any New Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, each New Loan Lender of any Series shall become a Lender hereunder with respect to the New Loan Commitment of such Series and the New Loans of such Series made pursuant thereto and shall automatically and without further act be deemed to have assumed its Pro Rata Share of participations in outstanding Swing Line Loans.

(c) The Administrative Agent shall notify the Lenders promptly upon receipt of each notice delivered by the Borrower pursuant to the first sentence of Section 2.13(a) and in respect thereof, the Series of New Loan Commitments.

(d) The terms and provisions of the New Loans and New Loan Commitments of any Series shall be, except as otherwise set forth herein or in the Joinder Agreement, identical to the terms and provisions of the Term Loans. In any event, (i) the maturity date of the New Loans shall be the Maturity Date and shall not be subject to amortization and (ii) the rate of interest applicable to the New Loans of each Series shall be determined by the Borrower and the applicable New Loan Lenders and shall be set forth in each applicable Joinder Agreement; provided, however, that to the extent that the interest rate payable in respect of the New Loans (whether in the form of interest, fees, original issue discount or a combination of any thereof) is higher by more than 0.25% than the interest rate payable in respect of the Term Loans immediately prior to the incurrence of any such New Loans, the interest rates applicable to the existing Term Loans shall increased to provide the existing Term Lenders the same interest rate provided to the New Loan Lenders. The Administrative Agent and the Borrower may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.13.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

SECTION 3.01. Taxes. (a) Except as provided in this Section 3.01, any and all payments by the Borrower to or for the account of any Agent, the Lead Arrangers or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding, in the case of each Agent, Lead Arranger and Lender, taxes imposed on or measured by its net income or overall gross income (including branch profits), and franchise (and similar) taxes imposed on it in lieu of net income taxes, by the jurisdiction (or any political subdivision thereof) under the Laws of which such Agent, Lead Arranger or Lender, as the case may be, is organized or maintains a Lending Office, and all liabilities (including additions to tax, penalties and interest) with respect thereto (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Laws to deduct any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to any Agent, Lead Arranger or Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent, Lead Arranger and Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), the Borrower shall furnish to such Agent, Lead Arranger or Lender (as the case may be) the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. If the Borrower fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to any Agent, Lead Arranger or Lender the required receipts or other required documentary evidence, the Borrower shall indemnify such Agent, Lead Arranger and Lender for any incremental taxes, interest or penalties that may become payable by such Agent, Lead Arranger or Lender arising out of such failure.

(b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) The Borrower agrees to indemnify each Agent, Lead Arranger and Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) paid by such Agent, Lead Arranger or Lender and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided such Agent, Lead Arranger or Lender, as the case may be, provides the Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts. Payment under this Section 3.01(c) shall be made within thirty (30) days after the date such Lender, Lead Arranger or Agent makes a demand therefor.

(d) The Borrower shall not be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, any Lender, Lead Arranger or Agent, as the case may be, to the extent that such Lender, Lead Arranger or Agent becomes subject to Taxes subsequent to the Closing Date (or, if later, the date such Lender, Lead Arranger or Agent becomes a party to this Agreement) as a result of a change in the place of organization of such Lender, Lead Arranger or Agent or a change in the lending office of such Lender, except to the extent that any such change is requested or required in writing by the Borrower (and provided that nothing in this clause (d) shall be construed as relieving the Borrower from any obligation to make such payments or indemnification in the event of a change in lending office or place of organization that precedes a change in Law to the extent such Taxes result from a change in Law).

(e) Notwithstanding anything else herein to the contrary, if a Lender, a Lead Arranger or an Agent is subject to withholding tax imposed by any jurisdiction in which the Borrower is formed or organized at a rate in excess of zero percent at the time such Lender, Lead Arranger or Agent, as the case may be, first becomes a party to this Agreement, withholding tax imposed by such jurisdiction at such rate shall be considered excluded from Taxes unless and until such Lender, Lead Arranger or Agent, as the case may be, provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided that, if at the date of the Assignment and Acceptance pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under clause (a) of this Section 3.01 in respect of withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) withholding tax, if any, applicable with respect to the Lender assignee on such date.

(f) If any Lender, Lead Arranger or Agent determines, in its reasonable discretion, that it has received a refund in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have previously been paid to it by the Borrower pursuant to this Section 3.01, it shall promptly remit such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund plus any interest included in such refund by the relevant taxing authority attributable thereto) to the Borrower, net of all out-of-pocket expenses of such Lender, Lead Arranger or Agent, as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that the Borrower, upon the request of such Lender, Lead Arranger or Agent, as the case may be, agrees promptly to return such refund to such party in the event such party is required to repay such refund to the relevant taxing authority. Such Lender, Lead Arranger or Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Lender, Lead Arranger or Agent may delete any information therein that such Lender, Lead Arranger or Agent deems confidential). Nothing herein contained shall interfere with the right of a Lender, Lead Arranger or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender, Lead Arranger or Agent to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender, Lead Arranger or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(g) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions) to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the sole judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no economic, legal or regulatory disadvantage; provided, further, that nothing in this Section 3.01(g) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.01(a) or (c).

SECTION 3.02. Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the Adjusted LIBO Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert Base Rate Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

SECTION 3.03. Inability to Determine Rates. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Adjusted LIBO Rate for any requested Interest Period with respect to a proposed Eurodollar Loan, or that the Adjusted LIBO Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and the Interest Period of such Eurodollar Loan, the Administrative

Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

SECTION 3.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Loans. (a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the date hereof, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income (including branch profits), and franchise (and similar) taxes imposed in lieu of net income taxes, by the United States or any political subdivision thereof under the Laws of which such Lender is organized or maintains a Lending Office and (iii) reserve requirements contemplated by Section 3.04(c) then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c) The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurodollar Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to Section 3.04(a), (b) or (c) for any such increased cost or reduction incurred more than one hundred twenty (120) days prior to the date that such Lender demands, or notifies the Borrower of its intention to demand, compensation therefor, provided further that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; provided, further, that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d).

SECTION 3.05. Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the Adjusted LIBO Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.

SECTION 3.06. Matters Applicable to all Requests for Compensation. (a) Any Agent or any Lender claiming compensation under this Article 3 shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Section 3.01 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred twenty (120) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 120-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurodollar Loans, or to convert Base Rate Loans into Eurodollar Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue from one Interest Period to another any Eurodollar Loan, or to convert Base Rate Loans into Eurodollar Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s Eurodollar Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.01 or 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurodollar Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurodollar Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurodollar Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurodollar Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

SECTION 3.07. Replacement of Lenders under Certain Circumstances. (a) If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurodollar Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrower may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be waived and, in the case of the assignment by a Non-Consenting Lender who does not agree to any amendment, amendment and restatement or modification referred to in Section 2.04(d) prior to the first anniversary of the Closing Date, the prepayment fee required by 2.04(d) to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; provided, further, that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents; and provided further, that the Administrative Agent is authorized to execute any such assignment on behalf of any Lender described in clauses (i), (ii), or (iii) above.

(b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in Swing Line Loans and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in Swing Line Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c) In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Term Lenders, New Loan Lenders or Swing Line Lenders, as the case may be and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

SECTION 3.08. Survival. All of the Borrower’s obligations under this Article 3 shall survive termination of this Agreement, termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

Conditions Precedent to Credit Extensions

SECTION 4.01. Conditions to the Closing Date. The occurrence of the Closing Date hereunder is subject to satisfaction of the following conditions precedent, except as otherwise agreed to between the Borrower and the Administrative Agent:

(a) The Administrative Agent shall have received the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, and each in form and substance reasonably satisfactory to the Administrative Agent:

(i) executed counterparts of this Agreement;

(ii) a certificate, executed by an officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent, attaching: (i) a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the board of directors (or similar body) of the Borrower (or a duly authorized committee thereof) authorizing (A) the execution, delivery and performance of this Agreement (and any other agreements relating thereto) and (B) the extensions of credit contemplated hereunder; (ii) the certificate of incorporation and bylaws (or memorandum and articles, or other documents of similar import pursuant to the laws of the Borrower’s jurisdiction of organization) of the Borrower; (iii) a certificate of good standing (or such other document of similar import as may be acceptable to the Administrative Agent) with respect to the Borrower from the secretary of state (or comparable body) of the jurisdiction in which the Borrower is organized, dated as of a recent date and (iv) an incumbency certificate executed by Responsible Officers of the Borrower evidencing the identity, authority and capacity of each Responsible Officer authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower is a party. In addition, the Administrative Agent shall have received such other certificates and instruments from the Borrower or any of its Subsidiaries or Affiliates as reasonably requested;

(iii) a legal opinion from (A) Skadden, Arps, Slate, Meagher & Flom LLP, New York counsel to the Borrower and (B) Brownstein Hyatt Farber Schreck, P.C., Nevada counsel to the Borrower, in each case, reasonably satisfactory to the Administrative Agent;

(iv) a certificate signed by a Responsible Officer of the Company certifying that there has been no change, effect, event or occurrence since March 31, 2007, that has had or could reasonably be expected to result in a Material Adverse Effect; and

(v) a certificate attesting to the Solvency of the Borrower from a Responsible Officer of the Borrower.

(b) All representations and warranties made by the Borrower herein and in each other Loan Document shall be true and correct in all material respects on and as of the Closing Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date);

(c) No Default or Event of Default shall result from the Borrower’s entering into this Agreement or performance of its Obligations hereunder;

(d) All costs, fees and expenses required to be paid hereunder (including costs, fees, expenses, disbursements and other charges of counsel) and invoiced on or prior to the Closing Date shall have been paid in full in cash.

SECTION 4.02. Conditions to All Extensions of Credit. The obligation of each Lender to make Loans to the Borrower hereunder is subject in each case to the following conditions precedent:

(a) the Closing Date shall have occurred or will occur simultaneously with the making of such Loans.

(b) The representations and warranties of the Borrower and any Subsidiary or Affiliate of the Borrower that is a party to any Loan Document made herein or any other Loan Document shall be true and correct in all material respects on and as of the borrowing date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date); provided, that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates.

(c) No Default or Event of Default shall exist, or would result from the making of such Loan to Borrower or from the application of the proceeds therefrom.

(d) The Administrative Agent and, if applicable, the Swing Line Lender shall have received a Borrowing Notice and/or Swing Line Loan Notice, as applicable, in accordance with the requirements hereof.

(e) Each Lender that has requested a Term Note, New Loan Note or Swing Line Note at least two Business Days in advance of the borrowing date shall have received such Note executed by the Borrower in favor of such Lender, evidencing such Lender’s Loan or Loans;

Each Borrowing Notice or Swing Line Loan Notice, as applicable, (other than a Borrowing Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b) and (c) have been satisfied on and as of the applicable borrowing date.

ARTICLE V

Representations and Warranties

In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans as provided for herein, the Borrower makes the following representations and warranties to, and agreements with, the Administrative Agent and the Lenders on the Closing Date and as of the date each Loan is made hereunder:

SECTION 5.01. Existence, Qualification and Power; Compliance with Laws. Each of the Borrower, the Restricted Subsidiaries and the Material Unrestricted Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to own or lease its assets and transact the business in which it is engaged and, (c) is duly qualified and in good standing and authorized to do business under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02. Corporate Power and Authority. The Borrower has all requisite corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. The Borrower has duly executed and delivered each Loan Document to which it is a party and each such Loan Document which is currently in effect constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

SECTION 5.03. No Violation. Neither the execution, delivery or performance by the Borrower of the Loan Documents to which it is a party and which is currently in effect nor compliance with the terms and provisions thereof nor the consummation of the transactions contemplated hereby or thereby will (a) except as could not reasonably be expected to have a Material Adverse Effect, contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or

Governmental Authority, (b) result in any breach of any of the material terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any of the Restricted Subsidiaries or Material Unrestricted Subsidiaries pursuant to the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which the Borrower or any Restricted Subsidiary or Material Unrestricted Subsidiary is a party or by which it or any of its property or assets is bound or (c) violate any provision of the Organization Documents of the Borrower.

SECTION 5.04. Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, the Borrower or any Subsidiary or Affiliate of the Borrower that is a party to any Loan Document of this Agreement or any other Loan Document, or (b) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents except for (i) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (ii) those items set forth on Schedule 5.04.

SECTION 5.05. Financial Statements; No Material Adverse Effect.

(a) (i) The Audited Financial Statements, the Unaudited Financial Statements, and any financial statements delivered or deemed delivered under Section 6.01(a) and (b) fairly present (or will fairly present) in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby. All such financial statements, including the related schedules and notes thereto, have been (or will be) prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein. During the period from December 31, 2006 to and including the Closing Date, there has been (i) no sale, transfer or other disposition by the Borrower or any of its Subsidiaries of any material part of the business or property of the Borrower or any of its Subsidiaries, taken as a whole and (ii) no purchase or other acquisition by the Borrower or any of its Subsidiaries of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Borrower and its Subsidiaries, in each case, which is not reflected in the foregoing financial statements or in the notes thereto or has not otherwise been disclosed in writing to the Lenders prior to the Closing Date. As of the Closing Date, none of the Borrower, any Restricted Subsidiary, or any Material Unrestricted Subsidiary has any material Guarantee, contingent liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate of foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph.

(b) Since December 31, 2006, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. Litigation. There are no actions, suits, proceedings, claims or disputes (including any of the foregoing that alleges Environmental Liability of the Borrower or its Subsidiaries) pending or, to the knowledge of the Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.07. Compliance. Neither the Borrower nor any of its Subsidiaries (before and after giving effect to the transactions contemplated hereby) is (i) in violation of its certificate or articles of incorporation, bylaws, memorandum of association or limited liability company or operating agreement (or similar organizational document), (ii) in breach or violation of any statute, judgment, decree, order, rule or regulation applicable to any of them or any of their respective properties or assets, except for any such breach or violation that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, or (iii) in breach of or default under (nor has any event occurred that, with notice or passage of time or both, would constitute a default under) or in violation of any of the terms or provisions of any indenture, mortgage, deed of trust, loan agreement, note, lease, license, franchise agreement, permit, certificate, contract or other agreement or instrument to which any of them is a party or to which any of them or their respective properties or assets is subject, except for any such breach, default, violation or event that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

SECTION 5.08. Properties. The Borrower and each of the Subsidiaries have good and marketable title to or leasehold interest in all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, in the case of the Borrower and the Restricted Subsidiaries, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.09. Environmental Compliance. (a) To Borrower’s knowledge, there are no claims, actions, suits, or proceedings alleging potential liability or responsibility for violation of, or otherwise relating to, any Environmental Law that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as specifically disclosed in Schedule 5.09(b) or except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) none of the properties currently or formerly owned, leased or operated by the Borrower or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being treated, stored or disposed on any property currently owned, leased or operated by the Borrower or any of its Subsidiaries or, to its knowledge, on any property formerly owned or operated by the Borrower or any of its Subsidiaries; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by the Borrower or any of its Subsidiaries; and (iv) to Borrower’s knowledge, Hazardous Materials have not been released, discharged or disposed of by any Person on any property currently or formerly owned, leased or operated by the Borrower or any of its Subsidiaries and Hazardous Materials have not otherwise been released, discharged or disposed of by the Borrower or its Subsidiaries at any other location.

(c) The properties owned, leased or operated by the Borrower and the Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, (ii) require remedial action under, or (iii) could give rise to liability under, Environmental Laws, which violations, remedial actions and liabilities, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(d) Except as disclosed in Schedule 5.09(d), neither the Borrower nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for such investigation or assessment or remedial or response action that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e) All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect.

(f) Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, none of the Borrower or any of its Subsidiaries has contractually assumed any liability or obligation under or relating to any Environmental Law.

(g) Except as could not reasonably be expected to result in a Material Adverse Effect, the Borrower and each of the Subsidiaries and all Real Property are in compliance with Environmental Laws.

SECTION 5.10. Tax Returns and Payments. The Borrower and each of its Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material Taxes payable by it that have become due, other than those (i) not yet delinquent or (ii) contested in good faith as to which adequate reserves have been provided in accordance with GAAP and which could not reasonably be expected to result in a Material Adverse Effect. No tax lien has been filed and to the knowledge of Borrower, no claim is being asserted, with respect to any Tax.

SECTION 5.11. ERISA Compliance. (a) Except as set forth in Schedule 5.11(a) or as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance in with the applicable provisions of ERISA, the Code and other Federal or state Laws.

(b) (i) No ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Pension Plan; (ii) no Pension Plan has an “accumulated funding deficiency” (as defined in Section 412 of the Code), whether or not waived; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(b), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c) All Foreign Plans are in compliance with, and have been established, administered and operated in accordance with, the terms of such Foreign Plans and applicable law, except for any failure to so comply, establish, administer or operate the Foreign Plans as could not reasonably be expected to have a Material Adverse Effect. All contributions or other payments which are due with respect to each Foreign Plan have been made in full and there are no funding deficiencies thereunder, except to the extent any such events could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.12. Subsidiaries; Equity Interests As of the Closing Date, neither the Borrower, any Restricted Subsidiary, nor any Material Unrestricted Subsidiary has any Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, and with respect to those Subsidiaries that are corporations, are fully paid and nonassessable, and all Equity Interests owned by the Borrower or any of its Subsidiaries are owned free and clear of all Liens except any Permitted Lien described in Section 7.01. As of the Closing Date, Schedule 5.12 (a) sets forth the name and jurisdiction of each Subsidiary and (b) sets forth the ownership interest of the Borrower and any other Subsidiary in Borrower and each Subsidiary, including the percentage of such ownership.

SECTION 5.13. Margin Regulations; Investment Company Act; Public Utility Holding Company Act. (a) Neither the Borrower, any Restricted Subsidiary, nor any Material Unrestricted Subsidiary is engaged nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for purchasing or carrying margin stock or for the purpose of purchasing, carrying or trading in any securities under such circumstances as to involve the Borrower in a violation of Regulation X. No Indebtedness being reduced or retired out of the proceeds of any Loans was or will be incurred for the purpose of purchasing or carrying any margin stock in violation of Regulation U issued by the Board. Following the application of the proceeds of the Loans, margin stock will not constitute more than 25% of the value of the assets of the Borrower and its Subsidiaries. None of the transactions contemplated by this Agreement (including without limitation, the making of any Loan or the use of any proceeds thereof) will violate or result in the violation of Regulation U or Regulation X. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

(b) Neither the Borrower nor any Subsidiary is an “investment company” within the meaning of, or required to be registered as an “investment company” under, the Investment Company Act of 1940.

SECTION 5.14. Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of the Borrower or any Affiliate of the Borrower to any Agent, Lead Arranger or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

SECTION 5.15 Intellectual Property; Licenses, Etc. The Borrower, each Restricted Subsidiary, and each Material Unrestricted Subsidiary owns, licenses or possesses the right to use, all Intellectual Property and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of its business as currently conducted, and, without conflict with the rights of any Person, except to the extent the lack of such rights or the existence of such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the Borrower’s knowledge, no IP Rights, advertising, product, process, method, substance, part or other material used by the Borrower, any Restricted Subsidiary or any Material Unrestricted Subsidiary in the operation of their respective businesses as currently conducted infringes upon any rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the IP Rights, is pending or, to the knowledge of the Borrower, threatened against the Borrower any Restricted Subsidiary, or any Material Unrestricted Subsidiary, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.16. Solvency. On the Closing Date (prior to and after giving effect to the transactions contemplated hereby), immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, the Borrower is Solvent.

SECTION 5.17. Maintenance of Insurance. The Borrower and its Subsidiaries, as applicable, maintain insurance in accordance with the requirements set forth in Section 6.07. None of the Borrower or any of its Subsidiaries (a) has received notice from any insurer (or any agent thereof) that substantial capital improvements or other substantial expenditures will have to be made in order to continue such insurance or (b) has any reason to believe that it will not be able to renew its existing coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a substantially similar cost except in each case as would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 5.18. Subordination of Junior Financing. The Obligations are “Senior Debt,” or “Senior Indebtedness,” (or any comparable term) under, and as defined in, any Junior Financing Documentation.

SECTION 5.19. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any of the Borrower or its Subsidiaries pending or, to the knowledge of Borrower, threatened; (b) hours worked by and payment made to employees of each of the Borrower or its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with such matters; and (c) all payments due from any of the Borrower or its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.

SECTION 5.20. Permits. In each case, except as could not reasonably be expected to have a Material Adverse Effect, (a) the Borrower and each Subsidiary has obtained and holds all Permits required in respect of all Real Property and for any other property otherwise operated by or on behalf of, or for the benefit of, such person and for the operation of each of its businesses as presently conducted, (b) all such Permits are in full force and effect, and each such Person has performed and observed all requirements of such Permits, (c) no event has occurred that allows or results in, or after notice or lapse of time would allow or result in, revocation or termination by the issuer thereof or in any other impairment of the rights of the holder of any such Permit, (d) no such Permits contain any restrictions, either individually or in the aggregate, that are materially burdensome to any such Person, or to the operation of any of its businesses or any property owned, leased or otherwise operated by such person, (e) each such Person reasonably believes that each of its Permits will be timely renewed and complied with, without material expense, and that any additional Permits that may be required of such Person will be timely obtained and complied with, without material expense and (f) no such Person has any knowledge or reason to believe that any Governmental Authority is considering limiting, suspending, revoking or renewing on materially burdensome terms any such Permit.

SECTION 5.21. Fiscal Year. The fiscal year of each the Borrower and each Restricted Subsidiary ends on December 31 of each calendar year.

SECTION 5.22. Patriot Act. To the extent applicable, the Borrower, each Restricted Subsidiary and each Material Unrestricted Subsidiary is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Patriot Act.

SECTION 5.23. Use of Proceeds. The Borrower has used the proceeds of the Loans only as permitted hereunder.

ARTICLE VI

Affirmative Covenants

The Borrower hereby covenants and agrees that on the Closing Date and thereafter, so long as any Lender shall have any Commitment hereunder or any Loan, fee or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Restricted Subsidiary to:

SECTION 6.01. Financial Statements. Deliver to the Administrative Agent:

(a) as soon as available, but in any event not later than the earlier of (i) 10 days after the filing with the SEC of the Borrower’s Annual Report on Form 10-K (or successor form thereto) with respect to each fiscal year of the Borrower and (ii) the day on which such financial statements are required to be delivered to the holders of the Convertible Notes or any other Indebtedness of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related audited consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and opinion of Ernst & Young LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b) as soon as available, but in any event not later than the earlier of (i) 10 days after the filing with the SEC of the Borrower’s Quarterly Report on Form 10-Q (or successor form thereto) with respect to each of the first three (3) fiscal quarters of each fiscal year of the Borrower and (ii) the day on which such financial statements are required to be delivered to the holders of the Convertible Notes or any other Indebtedness of the Borrower unaudited consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations and of cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments;

All such financial statements shall be complete and correct in all material respects (in the case of financial statements delivered pursuant to subsection (b) of this Section 6.01, subject to normal year-end audit adjustments) and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

Information required to be delivered to this Section 6.01 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on a SyndTrak, IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the Securities and Exchange commission at http://www.sec.gov or on the website of the Borrower. Information required to be delivered pursuant to this Section 6.01 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

SECTION 6.02. Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) within five (5) Business Days after the end of each fiscal quarter of the Borrower, a duly completed Net Liquidity Confirmation Certificate, signed by a Responsible Officer of the Borrower and in form and substance reasonably acceptable to the Administrative Agent, showing in reasonable detail the Borrower’s Net Liquidity as of the end of such fiscal quarter; provided, however, that the Borrower shall not be required to continue to provide such certificates from and after the time that the Borrower submits such a certificate to the effect that the Borrower’s Net Liquidity is less than $400 million; and

(b) promptly, such additional information regarding the business, legal, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

SECTION 6.03. Notices. Promptly after obtaining knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default or Event of Default;

(b) of any material amendment, waiver or other modification made to, or any default or termination of (and delivery of any notice thereof), or entry into, any Material Debt Agreement of the Borrower or its Subsidiaries (together with a copy of any such amendment, waiver, modification or notice);

(c) the occurrence of any ERISA Event described in clause (a) of the definition thereof or any other ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding the Threshold Amount;

(d) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including arising out of or resulting from (i) breach or non-performance of, or any default or event of default under, a Contractual Obligation of the Borrower, any Restricted Subsidiary, any Material Unrestricted Subsidiary or any of their Subsidiaries, (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower, any Restricted Subsidiary, any Material Unrestricted

Subsidiary or any of their Subsidiaries and any Governmental Authority, (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower, any Restricted Subsidiary or any Material Unrestricted Subsidiary or any of their Subsidiaries, including pursuant to any applicable Environmental Laws or in respect of IP Rights or the assertion or occurrence of any noncompliance by the Borrower, any Restricted Subsidiary or any Material Unrestricted Subsidiary or any of their Subsidiaries with, or liability under, any Environmental Law or Environmental Permit, or (iv) the occurrence of any ERISA Event.

Each notice provided pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

SECTION 6.04. Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities in respect of taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property before the same shall become delinquent or in default, or that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower or the applicable Subsidiary shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP.

SECTION 6.05. Preservation of Existence, Etc. (a) Do all things necessary to preserve, renew and maintain in full force and effect its legal existence, corporate rights and authority, under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05 and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.04 or 7.05.

SECTION 6.06. Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect and cause each Material Unrestricted Subsidiary to maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted, and (b) make and cause each Material Unrestricted Subsidiary to make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

SECTION 6.07. Maintenance of Insurance. Obtain, maintain and keep in full force and effect and cause each Material Unrestricted Subsidiary to obtain, maintain and keep in full force and effect, in each case, with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

SECTION 6.08. Compliance with Laws. Comply in all material respects with and enforce its rights under all Laws, rules and regulations, all orders, writs, injunctions and decrees, and all Permits applicable to it or to its business or property, except if the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.09. Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

SECTION 6.10. Inspection Rights Subject to any Gaming Laws restricting such actions, permit representatives of any Lender, coordinated through the Administrative Agent, to visit and inspect any of its properties and examine and, at such Person’s expense (unless a Default or Event of Default is continuing, in which case at the Borrower’s expense), make abstracts from any of its books and records at any reasonable time and upon reasonable prior notice, and as often as may reasonably be desired and, during normal business hours, to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers of the Borrower or its Subsidiaries and with their respective independent certified public accountants (provided that a Responsible Officer may be present for any such discussions with independent certified public if the Borrower so chooses).

SECTION 6.11. Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and, in each case to the extent required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws.

SECTION 6.12. Use of Proceeds. The Borrower will use the proceeds of the Loans only as follows: (i) to repay all obligations under that certain Facility Agreement dated June 14, 2007, by and between the Borrower, as borrower, and Wynn Resorts Macau, as lender, which the Borrower agrees to repay on or before June 29, 2007, (ii) to redeem or otherwise repay Indebtedness represented by the Convertible Notes, (iii) to reimburse the Borrower for amounts used to repurchase the Borrower’s publicly held common Equity Interests between June 8, 2007 and the Closing Date, (iv) to pay for the prior or concurrent repurchase of publicly held common Equity Interests of the Borrower between the Closing Date and the Term Loan Commitment Termination Date, (v) for other general corporate purposes in an aggregate amount not to exceed $350,000,000, including to pay fees and expenses incurred in connection with this Agreement, (vi) to pay interest and principal in respect of the Loans, or (vii) to be deposited in a segregated Cash Collateral Account from which funds may be drawn solely to repurchase publicly held common Equity Interests of the Borrower or to prepay or repay the Loans or Obligations hereunder.

ARTICLE VII

Negative Covenants

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any of the Restricted Subsidiaries to, directly or indirectly:

SECTION 7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens for taxes, assessments or governmental charges which are not required to be paid pursuant to Section 6.04;

(c) pledges or deposits in the ordinary course of business in connection with (i) workers’ compensation, unemployment insurance and other social security legislation, (ii) to secure the performance of statutory obligations, bids, leases, government contracts, trade contracts, and other similar obligations (exclusive of obligations for the payment of borrowed money), (iii) securing insurance premiums or reimbursement obligations under insurance policies and (iv) obligations in respect of letters of credit or bank guarantees that have been posted to support payment of the items in clauses (i) through (iii) above;

(d) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(e) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not secure any Indebtedness;

(f) Liens in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(g) Liens consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(h) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, or (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries;

(i) Liens placed upon assets of any Restricted Subsidiary securing Guarantees permitted by Section 7.03(k);

(j) Liens placed on treasury stock acquired pursuant to the Share Repurchase Program;

(k) Liens currently existing pursuant to the Wynn Las Vegas Credit Agreement and/or the Wynn Macau Credit Agreement and any Liens on the same assets securing Indebtedness refinancing such Indebtedness;

(l) Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

(m) Liens in favor of customs and revenue authorities arising as a matter of law to secure a payment of customs duties in connection with the importation of goods;

(n) Liens on the Borrower’s Equity Interests in Wynn Resorts Funding, LLC arising under that certain Pledge and Security Agreement dated July 7, 2003, by and among the Borrower, as pledgor, and U.S. Bank National Association, as trustee and collateral agent; and

(o) Other Liens securing Indebtedness outstanding in an aggregate amount not to exceed $25,000,000.

SECTION 7.02. Accounting Changes. Make any change in fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 7.03. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of the Borrower and any of its Subsidiaries under the Loan Documents;

(b) Indebtedness outstanding on the date hereof and listed on Schedule 7.03(b) and any Permitted Refinancing thereof;

(c) Indebtedness of any Restricted Subsidiary owing to (i) the Borrower or (ii) any Restricted Subsidiaries that own (directly or indirectly) Equity Interests in such Restricted Subsidiary or whose Equity Interests are owned (directly or indirectly) by such Restricted Subsidiary;

(d) Indebtedness in respect of Swap Contracts designed to hedge against interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(e) Indebtedness representing deferred compensation to employees of the Borrower and the Restricted Subsidiaries incurred in the ordinary course of business;

(f) Indebtedness consisting of promissory notes issued by the Borrower or any Restricted Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower permitted by Section 7.06;

(g) Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(h) Indebtedness consisting of the financing of insurance premiums;

(i) Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 30 days following the incurrence thereof;

(j) Permitted Subordinated Indebtedness of the Borrower (which shall not be guaranteed by any Restricted Subsidiary or Material Unrestricted Subsidiary except as permitted in the definition of such term); and

(k) Any Guarantee (express or implied) by (i) any Restricted Subsidiary of Wynn Resorts Holdings, LLC of any senior secured Indebtedness of Wynn Las Vegas or, if Wynn Las Vegas has no material senior secured Indebtedness, any senior unsecured Indebtedness of Wynn Las Vegas, (ii) Wynn Group Asia, Inc., Wynn Resorts International, Ltd., Wynn Resorts (Macau) Holdings, Ltd. or Wynn Resorts (Macau), Ltd. or any Restricted Subsidiary thereof of any senior secured Indebtedness of Wynn Resorts Macau or, if Wynn Resorts Macau has no material senior secured Indebtedness, any senior unsecured Indebtedness of Wynn Resorts Macau or (iii) any other Restricted Subsidiary (other than Wynn Las Vegas) of any senior secured Indebtedness of any Material Unrestricted Subsidiary thereof or, if such other Material Unrestricted Subsidiary has no material senior secured Indebtedness, any senior unsecured Indebtedness of such Material Unrestricted Subsidiary;

(l) Other Indebtedness outstanding not to exceed $25,000,000; and

(m) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (l) above.

SECTION 7.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Restricted Subsidiary may merge with (i) the Borrower; provided that (x) the Borrower shall be the continuing or surviving Person and (y) such merger does not result in the Borrower ceasing to be incorporated under the Laws of the United States, any state thereof or the District of Columbia, or (ii) any one or more Restricted Subsidiaries thereof; and

(b) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary.

SECTION 7.05. Dispositions. Make any Disposition or enter into any agreement to make any Disposition:

(a) of Intellectual Property constituting the “Wynn” name and mark (other than granting licenses in respect thereof); and

(b) of the Equity Interests in any Restricted Subsidiary or Material Unrestricted Subsidiary (except, in the case of a disposition by Wynn Resorts Holdings, LLC or a Restricted Subsidiary owned thereby, to another Restricted Subsidiary owned by Wynn Resorts Holdings, LLC and, in the case of a disposition by Wynn Group Asia, Inc. or any Restricted Subsidiary owned thereby, to another Restricted Subsidiary owned by Wynn Group Asia, Inc.) or permit Wynn Las Vegas or any Subsidiary thereof to Dispose of a material portion of the collective property of Wynn Las Vegas and the other Subsidiaries of Wynn Resorts Holdings, LLC (except to Wynn Las Vegas, a Subsidiary of Wynn Las Vegas or a Material Unrestricted Subsidiary that is a Subsidiary of Wynn Resorts Holdings, LLC) or permit Wynn Resorts Macau or any Subsidiary thereof to Dispose of a material portion of the collective property of Wynn Resorts Macau and the other Subsidiaries of Wynn Resorts (Macau), Ltd. (except to Wynn Resorts Macau, a Subsidiary of Wynn Resorts Macau or a Material Unrestricted Subsidiary that is a Subsidiary of Wynn Resorts (Macau), Ltd.) or permit any other Material Unrestricted Subsidiary or Subsidiary thereof not described in the foregoing to Dispose of a material portion of the property of such Material Unrestricted Subsidiary and its Subsidiaries (other than to a Subsidiary of such Material Unrestricted Subsidiary or to another Material Unrestricted Subsidiary owned by the same Restricted Subsidiary); provided that, so long as no Event of Default exists or would result from such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists or would result therefrom), the Borrower may Dispose (directly or indirectly by Disposing of its interest in Restricted Subsidiaries) of up to 25% of the Equity Interests representing each of the capital, voting, economic rights (profits and dividends) and other ownership rights in Wynn Resorts Macau and its Subsidiaries and up to 20% of such Equity Interests in each other Material Unrestricted Subsidiary and its Subsidiaries, so long as the Borrower or Restricted Subsidiary that is making the Disposition shall receive all of the consideration from such Disposition in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Permitted Liens and payable no later than 364 days after the consummation of the transaction); provided, however, that for the purposes of the foregoing, each of the following shall be deemed to be cash: (x) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing and (y) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition, and (c) any Material Unrestricted Subsidiary may Dispose of any Surplus Land owned or leased by such Material Unrestricted Subsidiary.

SECTION 7.06. Restricted Payments. Declare or make or agree to declare or make, directly or indirectly, any Restricted Payment by Borrower, or incur any obligations (contingent or otherwise) Borrower to do so:

(a) using funds required to be applied to prepay Loans pursuant to Section 2.04(b); or

(b) consisting of assets other than cash or Cash Equivalents in an aggregate amount exceeding $25,000,000; or

(c) from proceeds of Indebtedness (other than intercompany Indebtedness and Loans as permitted hereunder);

SECTION 7.07. Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and the Restricted Subsidiaries on the date hereof or any business reasonably related or ancillary thereto.

SECTION 7.08. Transactions with Affiliates. Enter into or permit any Subsidiary to enter into, any transaction, including, without limitation, any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate thereof unless such transaction is:

(a) on terms that are not less favorable to the Borrower, or in the case of a transaction between a Restricted Subsidiary and an Unrestricted Subsidiary, on terms no less favorable to the Restricted Subsidiary, than those that might be obtained at the time in a comparable arm’s length transaction with Persons who are not Affiliates of such Person;

(b) a Disposition permitted pursuant to Section 7.05 or a Restricted Payment permitted pursuant to Section 7.06;

(c) the reimbursement by Wynn Las Vegas and its Subsidiaries and Wynn Resorts Macau and its Subsidiaries to the Borrower of costs incurred by the Borrower for salary and benefits, office operations, development, advertising, insurance and other corporate overhead;

(d) expressly contemplated by agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect;

(e) reimbursements associated with the use of any aircraft owned or leased by any Subsidiary in an amount equal to (i) the amount determined pursuant to the Standard Industry Fare Level formula, as described in Treasury Regulation Section 1.61-21(g) or (ii) all variable costs and expenses (including, without limitation, fuel costs, personnel costs, overhead and similar operating costs and expenses but in no event costs or expenses related to the acquisition, maintenance or repair of any such aircraft or any fixed assets related thereto) incurred by such Subsidiary in connection with such use;

(f) associated with an employment agreement entered into by the Borrower or any Subsidiary with a Person in the ordinary course of business;

(g) to the extent not covered in clauses (c) or (d) above, the payment of reasonable directors’/managers’ fees to directors and managers of the Borrower or any Subsidiary, and customary indemnification and insurance arrangements in favor of such directors and managers, in each case in the ordinary course of business; and

(h) between or among (i) Wynn Las Vegas and its Subsidiaries, (ii) Wynn Resorts Macau and its Subsidiaries and (iii) any other Material Unrestricted Subsidiary and its Subsidiaries.

SECTION 7.09. Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of Wynn Resorts Macau or its Subsidiaries, or any Restricted Subsidiary of the Borrower, to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower; provided that the foregoing shall not apply to Contractual Obligations which (i) (x) exist on the date hereof (or are substantially similar to or have similar substantive effect but do not expand the scope of those in existence on the date hereof) and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 or (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not, in the reasonable opinion of the Administrative Agent, materially expand the scope of such restriction, (ii) arise in connection with any Disposition permitted by Section 7.05 and are limited to the assets subject to such Disposition, (iii) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures and applicable solely to such joint venture entered into in the ordinary course of business, (iv) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (v) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower, any Restricted Subsidiary or any Material Unrestricted Subsidiary in existence as of the Closing Date, (vi)are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (vii) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and provided further, that from and after the effective date of the amendment to the Wynn Macau Credit Agreement scheduled to occur in June, 2007, (the “Macau Credit Agreement Amendment”), the Macau Credit Agreement Amendment, if in the form previously provided to the Administrative Agent or otherwise approved by the Administrative Agent, shall be deemed to have existed on the date hereof for all purposes of this paragraph (and the amendments effected thereby shall be deemed to have been in effect on the date hereof).

SECTION 7.10. Prepayments, Etc. of Indebtedness. (a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest shall be permitted) any subordinated Indebtedness incurred under Section 7.03(j) or any other Indebtedness that is required to be subordinated to the Obligations pursuant to the terms of the Loan Documents (collectively, “Junior Financing”) or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) the refinancing thereof with the Net Cash Proceeds of any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing and, if applicable, is permitted pursuant to Section 7.03(j)), to the extent not required to prepay any Loans or Facility pursuant to Section 2.04(b), (ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of the Borrower or any of its direct or indirect parents, and (iii) the prepayment or redemption of the Convertible Notes. Notwithstanding the foregoing, the Borrower and its Subsidiaries may repay any intercompany Indebtedness as long as no Default or Event of Default has occurred and is continuing at the time of such repayment or would result therefrom.

(b) Amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation without the consent of the Administrative Agent.

SECTION 7.11. Equity Interests of the Borrower and Restricted Subsidiaries. Permit (i) an Unrestricted Subsidiary to own any Equity Interests in a Restricted Subsidiary or (ii) an Unrestricted Subsidiary (other than a Material Unrestricted Subsidiary) own any Equity Interests in a Material Unrestricted Subsidiary.

SECTION 7.12. Holding Company. Conduct, transact or otherwise engage in any business or operations other than those incidental to (i) its ownership (or, to the extent not prohibited by Article 7, Disposition) of the Equity Interests of its Subsidiaries and further Investments (other than in any operating assets) in conformity with Section 7.07. (ii) the maintenance of its legal existence, (iii) the performance of the Loan Documents and the other agreements contemplated thereby, (iv) any public offering of its common stock or any other issuance of its Equity Interests not prohibited by Article 7, (v) participating in tax, accounting and other administrative activities as the parent of the Subsidiaries, (v) the incurrence of Liens, Indebtedness, making of Dispositions, making Restricted Payments and other transactions not prohibited under Article 7 that are incidental to any of the foregoing and (vi) the ownership of Intellectual Property relating to the business conducted by Subsidiaries of the Borrower.

ARTICLE VIII

Events Of Default and Remedies

SECTION 8.01. Events of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. The Borrower or any Subsidiary or Affiliate of the Borrower that is a party to any Loan Document fails to pay, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, (i) when and as required to be paid herein, any amount of principal of any Loan (other than amounts due pursuant to Section 2.04(b)), (ii) within five (5) Business Days after the same becomes due, any amounts due pursuant to Section 2.04(b) or (iii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.05 or 6.12 or Article 7; or

(c) Other Defaults. The Borrower or any Subsidiary that is party to a Loan Document fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of knowledge thereof by the Borrower and notice thereof by the Administrative Agent to the Borrower; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any Subsidiary that is party to a Loan Document herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made or furnished; or

(e) Cross-Default. The Borrower, any Restricted Subsidiary or any Material Unrestricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts), the effect of which default or other event is (i) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that, no Event of Default shall occur under this clause (i) if such default is cured or voided during the first ninety (90) days (or in the case of defaults caused by the failure to make scheduled payments of principal or interest, fifteen (15) days) following the date of any such failure (it being understood that any such failure shall be deemed to have been cured if such Indebtedness is repaid in full) or (ii) to cause the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or

(f) Insolvency Proceedings, Etc. The Borrower, any Restricted Subsidiary or any Material Unrestricted Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Borrower, any Restricted Subsidiary or any Material Unrestricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts in excess of the Threshold Amount as they become due or makes a general assignment for the benefit of its creditors, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Borrower, any Restricted Subsidiary or any Material Unrestricted Subsidiary, and is not satisfied, released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against the Borrower, any Restricted Subsidiary or any Material Unrestricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower, any Restricted Subsidiary or any Material Unrestricted Subsidiary under Title IV of ERISA in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (ii) the Borrower, any Restricted Subsidiary, any Material Unrestricted Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower or any Subsidiary that is party to a Loan Document contests in writing the validity or enforceability of any provision of any Loan Document; or the Borrower or any Subsidiary that is party to a Loan Document denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Junior Financing Documentation. (i) Any of the Obligations of the Borrower or any Subsidiary that is party to a Loan Document under the Loan Documents for any reason shall cease to be “Senior Debt” or “Senior Indebtedness” (or any comparable term) or under, and as defined in any Junior Financing Documentation or (ii) the subordination provisions set forth in any Junior Financing Documentation shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Junior Financing, if applicable; or

(m) Loss or Revocation of Casino License. Any Casino License (or the aggregate number of licenses in the case of clause (ii) of the definition of “Casino Licenses”) of the Borrower or any of the Borrower’s Subsidiaries is revoked, suspended, rescinded, denied or not renewed when required in accordance with its terms and as a result the casino or casinos governed thereby are not able to operate for a period of three (3) or more days.

SECTION 8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of any event described in Section 8.01(f) (subject to Section 8.03) or actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

SECTION 8.03. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article 3) payable to the Administrative Agent, the other Agents or the Lead Arrangers, each in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.05 and amounts payable under Article 3), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Borrower and any Subsidiary that is party to a Loan Document that are due and payable to the Administrative Agent, the other Agents, the Lead Arrangers, and the Lenders on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent, the other Agents, the Lead Arrangers, and the Lenders on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX

Administrative Agent and Other Agents

SECTION 9.01. Appointment and Authorization of Agents. Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 9.02. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact including for the purpose of any Borrowings, such sub-agents as shall be deemed necessary by the Administrative Agent and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

SECTION 9.03. Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by the Borrower or any Subsidiary or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under any Loan Document, or for any failure of the Borrower or any Subsidiary or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any Subsidiary or any Affiliate thereof.

SECTION 9.04. Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower or any Subsidiary), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 9.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article 8; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

SECTION 9.06. Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower, any Subsidiary or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether

Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent and each Lead Arranger that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the Subsidiaries hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, neither such Agent nor the Lead Arrangers shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Borrower, any Subsidiary or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

SECTION 9.07. Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower or any Subsidiary and without limiting the obligation of the Borrower or any Subsidiary to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

SECTION 9.08. Agents in their Individual Capacities. DBTCA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and each of the Subsidiaries and their respective Affiliates as though DBTCA were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, DBTCA or its Affiliates may receive information regarding any the Borrower, any Subsidiary or any of their Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower, such Subsidiary or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its

Loans, DBTCA shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include DBTCA in its individual capacity.

SECTION 9.09. Successor Agents. The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders and the Borrower. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 8.01(f) or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent,” shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article 9 and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article 9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

SECTION 9.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any Subsidiary, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.08 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 9.11. Other Agents; Lead Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent”, “book running manager”, “documentation agent” or “lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 9.12. Appointment of Supplemental Administrative Agents. (a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b) Should any instrument in writing from the Borrower or any Subsidiary by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Subsidiary to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

ARTICLE X

Miscellaneous

SECTION 10.01. Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any Subsidiary party thereto shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Subsidiary, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender directly affected thereby (it being agreed that, notwithstanding the foregoing, any Lender may agree to extend its Commitment without the consent of the Required Lenders) (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.06 or 2.07 without the written consent of each Lender directly affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c) reduce the principal of, or the rate of interest specified herein on any Loan, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees (including fees set forth in Section 2.04(d) or 2.08) or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change any provision of this Section 10.01, the definition of “Required Lenders” or “Pro Rata Share” or Section 2.05(b), 2.06(a), 2.12 or 8.03 without the written consent of all Lenders affected by such change;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (iii) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (iv) the consent of Lenders holding more than 50% of any Class of Commitments shall be required with respect to any amendment that (x) waives any condition precedent set forth in Section 4.02 solely with respect to the making of Loans or other extensions of credit by such Class (it being understood that a general waiver of a Default or an Event of Default by the Required Lenders, as opposed to a waiver only for the purposes of making Loans or other extensions of credit, shall not constitute a waiver of a condition precedent governed under this clause) or (y) by its terms adversely affects the rights of such Class in respect of payments hereunder in a manner different than such amendment affects other Classes; (v) for purposes of the exercise of remedies following an Event of Default, the Required Lenders shall be determined by reference to Total Outstandings only (without taking into account unused Commitments); and (vi) the Administrative Agent and the Borrower may make the amendments contemplated in Section 2.13 without the consent of any Lender. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

Notwithstanding anything to the contrary in this Section 10.01, the parties to the Fee Letter may, (i) enter into written amendments, supplements or modifications thereto for the purpose of adding any provisions thereto or changing in any manner the rights thereunder of the parties thereto or (ii) waive, on such terms and conditions as may be specified in the instrument of waiver, (1) any of the requirements of the Fee Letter or (2) any Default or Event of Default to the extent (and only to the extent) relating to the Fee Letter, it being understood that the waiver of any Default or Event of Default (or portion thereof) relating to any of the other Loan Documents may be accomplished only as set forth in this Section 10.01.

Notwithstanding anything to the contrary in this Section 10.01, the Administrative Agent is authorized by the Lenders to enter into amendments to this Agreement or any other Loan Documents with the Borrower or the Subsidiaries for the purpose of curing any typographical error, incorrect cross-reference, defect in form, inconsistency, omission or ambiguity in this Agreement or any other Loan Document to which it is a party (without any consent or approval by the Lenders).

SECTION 10.02. Notices and Other Communications; Facsimile Copies. (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, and the Swing Line Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent and the Swing Line Lender pursuant to Article 2 shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on the Borrower, each Subsidiary party thereto, the Agents and the Lenders.

(c) Reliance by Agents and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 10.03. No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 10.04. Attorney Costs, Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent, the other Agents and the Lead Arrangers for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of Latham & Watkins LLP, and (b) to pay or reimburse the Administrative Agent, the other Agents, the Lead Arrangers and each Lender for all out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of counsel to the Administrative Agent). The foregoing costs and expenses shall include all reasonable search charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by any Agent or Lead Arranger. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If the Borrower or any Subsidiary fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Person by the Administrative Agent in its sole discretion.

SECTION 10.05. Indemnification by the Borrower. The Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any Subsidiary or any other party to a Loan Document, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other party to a Loan Document, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from the gross negligence or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee, in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any Subsidiary, or any other party to a Loan Document, or any of their directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto. All amounts due under this Section 10.05 shall be paid within ten (10) Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 10.05. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.05 may be unenforceable in whole or in part because they are violative of any Law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by any Indemnitee. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. Notwithstanding anything herein or in any other Loan Document to the contrary, the parties hereto agree that each Indemnitee not party hereto shall be a third-party beneficiary of the provisions of this Section 10.05 and shall be entitled to enforce the same as if it were a party hereto.

SECTION 10.06. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent, Lead Arranger or Lender, or any Agent, Lead Arranger or Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent, Lead Arranger or Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent or Lead Arranger, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

SECTION 10.07. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee, (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than to Disqualified Institutions) (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in Swing Line Loans) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a payment or bankruptcy Event of Default has occurred and is continuing, any Assignee;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an Agent, a Lender or an Affiliate of an Agent or Lender;

(C) the Swing Line Lender; provided that no consent of the Swing Line Lender shall be required for any assignment to an Agent or an Affiliate of an Agent.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consents; provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(D) none of the Borrower, any direct or indirect holder of an Equity Interest in the Borrower, or any Affiliate of the Borrower or any Person that has been denied an approval or a license, or otherwise found unsuitable by any Gaming Authorities under the Gaming Laws applicable to the Lenders shall be an Eligible Assignee.

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Swing Line Note, a New Loan Note or a Term Note, as applicable, to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents, the Lead Arrangers and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Section 10.07 but shall not be entitled to recover greater amounts under such Sections than the selling Lender would be entitled to recover unless the sale of such participation was made with Borrower’s prior consent. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 10.15 as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. No such SPC shall be entitled to exercise rights as a Lender hereunder or under the other Loan Documents. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC; provided, such SPC agrees to be bound by the confidentiality provisions of this Agreement.

(i) Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j) Notwithstanding anything to the contrary contained herein, the Swing Line Lender may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as the Swing Line Lender; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the Swing Line Lender shall have identified a successor Swing Line Lender reasonably acceptable to the Borrower willing to accept its appointment as successor Swing Line Lender. In the event of any such resignation of the Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor Swing Line Lender hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the Swing Line Lender, except as expressly provided above. If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.03(d).

SECTION 10.08. Confidentiality. Each of the Agents and the Lenders agrees to use commercially reasonable efforts (equivalent to the efforts each such Person applies to maintain the confidentiality of its own confidential information) to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 10.07(g), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (h) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (i) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder or (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Borrower and its Subsidiaries received by it from such Lender). In addition, the Agents, the Lead Arrangers and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents, the Lead Arrangers and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Loans made hereunder. For the purposes of this Section 10.08, “Information” means all information received from the Borrower or any Subsidiary or to the Borrower or any Subsidiary or its

business, other than any such information that is publicly available to any Agent, Lead Arranger or Lender prior to disclosure by the Borrower or any Subsidiary other than as a result of a breach of this Section 10.08; provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential or (ii) is delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.

SECTION 10.09. Setoff. In addition to any rights and remedies of the Agents, the Lead Arranger or the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Agent, Lead Arranger and Lender, and each of their Affiliates, is authorized at any time and from time to time, without prior notice to the Borrower or any Subsidiary, any such notice being waived by the Borrower (on its own behalf and on behalf of each of its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Agent, Lead Arranger, Lender or Affiliate to or for the credit or the account of the Borrower and the Subsidiaries against any and all Obligations owing to such Agent, Lead Arranger, Lender or Affiliate hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent, Lead Arranger, Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Agent, Lead Arranger and Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Agent, Lead Arranger and Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that each Agent, Lead Arranger and Lender may have.

SECTION 10.10. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents (collectively, the “Charges”) shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder. To the extent permitted by applicable Law, the interest and other Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.10 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in this Agreement, unless and until the rate of interest again exceeds the Maximum Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Rate. If the Maximum Rate is calculated pursuant to this Section 10.10, such interest shall be calculated at a daily rate equal to the Maximum Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 10.10, a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Rate, the Administrative Agent shall, to the extent permitted by applicable Law, promptly apply such excess in the order specified in this Agreement and thereafter shall refund any excess to the Borrower or as a court of competent jurisdiction may otherwise order.

SECTION 10.11. Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

SECTION 10.12. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents, the Lead Arrangers or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 10.13. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent, Lead Arranger or Lender or on their behalf and notwithstanding that any Agent, Lead Arranger or Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

SECTION 10.14. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.15. Tax Forms. (a) (i) Each Lender and Agent that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “Foreign Lender”) shall deliver to the Borrower and the Administrative Agent, on or prior to the date which is ten (10) Business Days after the Closing Date (or upon accepting an assignment of an interest herein), two duly signed, properly completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, United States withholding tax on all payments to be made to such Foreign Lender by the Borrower or any Subsidiary pursuant to this Agreement or any other Loan Document) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower or any Subsidiary pursuant to this Agreement or any other Loan Document) or such other evidence reasonably satisfactory to the Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, United States withholding tax, including any exemption pursuant to Section 871(h) or 881(c) of the Code, and in the case of a Foreign Lender claiming such an exemption under Section 881(c) of the Code, a certificate that establishes in writing to the Borrower and the Administrative Agent that such Foreign Lender is not (A) a “bank” as defined in Section 881(c)(3)(A) of the Code, (B) a 10-percent stockholder within the meaning of Section 871(h)(3)(B) of the Code, or (C) a controlled foreign corporation related to the Borrower with the meaning of Section 864(d) of the Code. Thereafter and from time to time, each such Foreign Lender shall (Y) promptly submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States Laws and regulations to avoid, or such evidence as is reasonably satisfactory to the Borrower and the Administrative Agent of any available exemption from, or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower or any Subsidiary pursuant to this Agreement, or any other Loan Document, in each case, (1) on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (2) after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower and the Administrative Agent and (3) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and (Z) promptly notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Foreign Lender under any of the Loan Documents (for example, in the case of a typical participation by such Foreign Lender), shall deliver to the Borrower and the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Borrower or the Administrative Agent (in either case, in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Foreign Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Foreign Lender acts for its own account that is not subject to United States withholding tax, and (B) two duly signed completed copies of IRS Form W 8IMY (or any successor thereto), together with any information such Foreign Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender.

(iii) The Borrower shall not be required to pay any additional amount or any indemnity payment under Section 3.01 to (A) any Foreign Lender if such Foreign Lender shall have failed to satisfy the foregoing provisions of this Section 10.15(a), or (B) any U.S. Lender if such U.S. Lender shall have failed to satisfy the provisions of Section 10.15(b); provided that (1) if such Lender shall have satisfied the requirement of this Section 10.15(a) or Section 10.15(b), as applicable, on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 10.15(a) or Section 10.15(b) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate and (2) nothing in this Section 10.15(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that the requirements of 10.15(a)(ii) have not been satisfied if the Borrower is entitled, under applicable Law, to rely on any applicable forms and statements required to be provided under this Section 10.15 by the Foreign Lender that does not act or has ceased to act for its own account under any of the Loan Documents, including in the case of a typical participation.

(iv) The Administrative Agent may deduct and withhold any taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents.

(b) Each Lender and Agent that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “U.S. Lender”) shall deliver to the Administrative Agent and the Borrower two duly signed, properly completed copies of IRS Form W-9 on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or any successor form. If such U.S. Lender fails to deliver such forms, then the Administrative Agent may withhold from any payment to such U.S. Lender an amount equivalent to the applicable backup withholding tax imposed by the Code.

SECTION 10.16. GOVERNING LAW. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW RULES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(a) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER AND EACH LEAD ARRANGER, AGENT AND LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER AND EACH LEAD ARRANGER, AGENT AND LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

(b) NOTWITHSTANDING THE FOREGOING PROVISIONS OF THIS SECTION 10.16, NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE AGENTS, THE LEAD ARRANGERS, OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS AGAINST THE BORROWER OR ANY OF THEIR SUBSIDIARIES OR ANY OF THEIR PROPERTIES OR ASSETS IN THE COURTS OF ANY JURISDICTION.

SECTION 10.17. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY

OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 10.18. Binding Effect. This Agreement shall become effective when it shall have been executed by each party hereto and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent , Lead Arranger and Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

SECTION 10.19. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against the Borrower or any Subsidiary or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any property of any such Person, without the prior written consent of the Administrative Agent. The provision of this Section 10.19 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, the Borrower or any Subsidiary or any other obligor under any of the Loan Documents.

SECTION 10.20. Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) no Lead Arranger, Agent or Lender has any fiduciary relationship with or duty to the Borrower or any Subsidiary arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Lead Arrangers, the Agents and the Lenders, on one hand, and the Borrower and the Subsidiaries, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lead Arrangers, the Agents, the Lenders, the Borrower or the Subsidiaries. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

SECTION 10.21. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

SECTION 10.22. Gaming Authorities. Each Agent, Lead Arranger and Lender agree to cooperate with the applicable Gaming Authorities in connection with the administration of their regulatory jurisdiction over the Borrower and the Subsidiaries, including, without limitation, to the extent not inconsistent with the internal policies of such Agent, Lead Arranger Lender and any applicable legal or regulatory restrictions, the provision of such documents or other information as may be requested by any such Gaming Authorities relating to the Agents, the Lead Arrangers, any of the Lenders, the Borrower or any Subsidiary, or the Loan Documents. Notwithstanding any other provision of this Agreement, the Borrower expressly authorizes, and will cause each Subsidiary to authorize, each Agent, Lead Arranger and Lender to cooperate with the Gaming Authorities as described above.

SECTION 10.23. Certain Matters Affecting Lenders. (a) If (i) any Gaming Authority shall determine that any Lender does not meet suitability standards prescribed under applicable Gaming Laws or (ii) any other gaming authority with jurisdiction over the gaming business of the Borrower or the Subsidiaries shall determine that any Lender does not meet its suitability standards (in any such case, a “Former Lender”), the Administrative Agent shall have the right (but not the duty) to designate bank(s) or other financial institution(s) (in each case, a “Substitute Lender”) that agree to become a Substitute Lender and to assume the rights and obligations of the Former Lender, subject to receipt by the Administrative Agent of evidence that such Substitute Lender (if not a Lender or Lenders or Affiliated Fund of a Lender) is an Eligible Assignee. The Substitute Lender shall assume the rights and obligations of the Former Lender under this Agreement. The Borrower shall bear the reasonable costs and expenses of any Lender required by any Gaming Authority, or any other gaming authority with jurisdiction over the gaming business of the Borrower, to file an application for a finding of suitability. In the event a Former Lender is replaced by a Substitute Lender in accordance with this Section 10.23(a), the Borrower and the Substitute Lender shall pay to the Former Lender (or the Administrative Agent pursuant to Section 10.07) all amounts that would have been required to be paid pursuant to Section 3.07 had such Former Lender been replaced in accordance with such provisions.

(b) Notwithstanding the provisions of subsection (a) of this Section 10.23, if any Lender becomes a Former Lender, and if the Administrative Agent fails to find a Substitute Lender pursuant to subsection (a) of this Section 10.23 within any time period specified by the appropriate gaming authority for the withdrawal of a Former Lender (the “Withdrawal Period”), the Borrower shall immediately prepay in full the outstanding amount of all Loans of such Former Lender, together with accrued interest thereon to the earlier of (x) the date of payment or (y) the last day of the applicable Withdrawal Period and any other amounts that would have been required to be paid to such Former Lender pursuant to Section 3.07 had such Former Lender been replaced in accordance with such provisions. Upon the prepayment of all amounts owing to any Lender in accordance with this Section 10.23, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Lender to indemnification hereunder shall survive as to such Lender.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

WYNN RESORTS, LIMITED, a Nevada Corporation

by	/s/ Marc Schorr
Name:	Marc Schorr
Title:	Chief Operating Officer

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent and Swing Line Lender

by:	/s/ Mary Kay Cole
Name:	Mary Kay Cole
Title:	Managing Director

by:	/s/ J.T. Johnston Coe
Name:	Johnston Coe
Title:	Managing Director

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Lender

by:	/s/ Mary Kay Cole
Name:	Mary Kay Cole
Title:	Managing Director

by:	/s/ J.T. Johnston Coe
Name:	Johnston Coe
Title:	Managing Director

BANK OF AMERICA, N.A., as Lender

by:	/s/ Jeff Susman
Name:	Jeff Susman
Title:	Senior Vice President